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                                                                  EXHIBIT 10.37

                            ASSET PURCHASE AGREEMENT

                 THIS ASSET PURCHASE AGREEMENT (the "Agreement") dated as of September 5, 1995, is made by and between First Nationwide Mortgage Corporation, a Delaware corporation ("Buyer"), and Lomas Mortgage USA, Inc., a Connecticut corporation (the "Company").

                              W I T N E S S E T H:

                 WHEREAS, the Company is engaged in the business of servicing, sub-servicing and master servicing mortgage loans (the "Servicing Business"), including (i) the servicing and subservicing of mortgage loans held in pools securing mortgage-backed securities guaranteed by the Government National Mortgage Association ("GNMA") (the servicing and subservicing of such mortgage loans by the Company is referred to herein as the "GNMA Servicing") and (ii) the master servicing of mortgage loans held in pools evidenced by pass-through certificates held by the California Public Employees' Retirement System ("CALPERS") and issued pursuant to the CALPERS Member Home Loan Conduit Program (the master servicing by the Company of such mortgage loans is referred to herein as the "CALPERS Master Servicing"); and
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                 WHEREAS, the Company is also engaged in the business of
originating, purchasing, selling and delivering mortgage loans (the "Production Business"); and

                 WHEREAS, Lomas Mortgage Services, Inc, a Delaware corporation and a wholly owned subsidiary of the Company ("LMS"), is the 33% Managing General Partner of Lomas Mortgage Partnership, L.P., a limited partnership organized under the laws of the State of Delaware ("LMP"), which partnership owns the servicing rights to certain mortgage loans subserviced by the Company; and

                 WHEREAS, Buyer desires to purchase and acquire from the Company all of the 1,000 issued and outstanding shares of common stock, par value $1.00 per share, of LMS (the "LMS Shares"), together with certain assets and rights relating to the GNMA Servicing, the CALPERS Master Servicing and the Production Business, and the Company desires to sell, convey, assign and transfer all of such assets and rights to Buyer, in the manner and subject to the terms and conditions set forth herein; and

                 WHEREAS, the Company desires to assign to Buyer and Buyer desires to assume from the Company certain liabilities relating to the GNMA Servicing, the CALPERS Master Servicing and the Production Business, in the




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manner and subject to the terms and conditions set forth herein.

                 NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

                 For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, the terms defined in this Article I shall have the meanings assigned to them in this Article I and shall include the plural as well as the singular.

                 Accounts Receivable -- Those accounts receivable relating to the GNMA Servicing, the CALPERS Master Servicing and the Production Business (including the Advances relating to the GNMA Servicing) which are set forth on
Schedule I hereto.

                 Acquisition -- The acquisition by Buyer of all of the Assets and the assumption by Buyer of all of the Assumed Liabilities pursuant to this Agreement.





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                 Adjusted Final Purchase Price -- As defined in Section 2.3(d).

                 Advances -- Amounts that have been advanced by the Company or LMP, as the case may be, in connection with servicing, subservicing or master servicing the Mortgage Loans (including, without limitation, principal, interest, taxes and insurance premiums) and which are required or permitted to be paid by the Company or LMP, as the case may be, as the servicer, subservicer or master servicer of the Mortgage Loans pursuant to applicable Investor requirements or the terms of the applicable Contracts.

                 Affiliate -- With respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person, and any Subsidiary of such Person. For purposes of this definition, "control" (including with correlative meaning, the terms "controlled by" and "under common control with") as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.





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                 Agency -- FHA, VA, GNMA, FNMA, FHLMC, FmHA, the Texas
Veterans' Land Board or a State Agency, as applicable.

                 Agreement -- As defined in the recitals hereof, including all schedules and exhibits hereto, amendments hereof and supplements thereof.

                 Ancillary Income -- Charges for late Mortgage Loan payments, charges for dishonored checks, pay-off fees, assumption fees, commissions and administrative fees on insurance and other fees and charges collected from or assessed against the mortgagor, other than those charges payable to an Agency or Investor under the terms of the Mortgage Servicing Agreements.

                 Assets -- As defined in Section 2.1(a).

                 Assumed Contracts -- The contract rights, licenses, permits, approvals, authorizations and franchises set forth on Schedule II hereto, together with any additional contract rights added to such schedule pursuant to
Section 5.7 hereof.

                 Assumed Liabilities -- As defined in Section 2.1(c).

                 Bank Warehouse Line -- The Conformed and Amended Restated Loan and Security Agreement between the Company, Bank One, Texas, N.A. as administrative agent,





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Texas Commerce Bank National Association as syndication agent and the lenders set forth in Schedule 1.1(a) thereto.

                 Base Portfolio -- The Mortgage Servicing Portfolio on July 31, 1995, as set forth in a tape (magnetic media) delivered to Buyer, provided, however, that the Base Portfolio shall not include any Mortgage Loan which on July 31, 1995 was an Excluded Loan.

                 Base Portfolio Loan -- Any Mortgage Loan included in the Base Portfolio.

                 Base Purchase Price -- As defined in Section 2.2.

                 Bond Program Agency -- Any state or local agency or organization set forth on Schedule IV hereto.

                 Bond Program Loans -- Those Warehouse Loans and Pipeline Loans to be pooled, sold and delivered by the Company pursuant to any Bond Program.

                 Bond Programs -- Those bond purchasing programs set forth on
Schedule IV hereto pursuant to which a state or local agency or organization has issued bonds the proceeds of which have been or will be used to purchase securities issued by the Company, or issued by FNMA or FHLMC and serviced by the Company, and backed by Mortgage Loans.





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                 Book Value -- Book value calculated in accordance with GAAP consistently applied without allowance for reserves.

                 Buydown -- The waiver by Buyer of a portion of the indebtedness of a Mortgage Loan, which can take the form of a reduction of the principal, a credit to escrow or unapplied funds accounts, the forgiveness of accrued interest or any combination of the foregoing, and which causes the VA to pay off the remaining amount of the indebtedness owed and acquire the Collateral.

                 Buyer -- As defined in the recitals hereof.

                 Buyer Schedule -- As defined in Section 4.2(b).

                 CALPERS -- As defined in the recitals hereof.

                 CALPERS Master Servicing -- As defined in the recitals hereof.

                 Closing -- The closing of the Acquisition as defined in
Section 2.3(a).

                 Closing Adjustment Documents -- As defined in Section 2.4(a).

                 Closing Portfolio -- The Mortgage Servicing Portfolio on the Closing Date, provided, however, that the Closing Portfolio shall not include any Mortgage Loan which on the Closing Date is an Excluded Loan.





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                 Closing Portfolio Loan -- Any Mortgage Loan included in the
Closing Portfolio.

                 Closing Date -- The date and time of Closing as defined in
Section 2.3(a).

                 Code -- The Internal Revenue Code of 1986, as amended.

                 Collateral -- The property securing a Mortgage Loan.

                 Company Schedule -- As defined in Section 3.2.

                 Confidentiality Agreement -- As defined in Section 5.3.

                 Consenting Bond Program Loan -- A Bond Program Loan for which a consent to assignment of the Bond Program Agency's agreement with the Company, if required pursuant to the terms of such agreement in order to assign such agreement to Buyer or to effect a waiver of such Agency's termination right with respect to the Acquisition, shall have been received by Buyer in writing.

                 Contracts -- The Assumed Contracts, the Investor Commitments, the Loan Purchase Commitments and the Mortgage Servicing Agreements.

                 Conversion Date -- For any Mortgage Loan, the date the servicing of such Mortgage Loan shall have been





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fully converted and transferred from the Company's operating systems to those of Buyer.

                 Custodial Accounts -- All escrow, impound, suspense (loan level and other) and custodial accounts maintained with respect to the Mortgage Loans for purposes of receiving and disbursing payments of principal, interest, taxes, insurance, assessments and similar charges (and interest, if any, accrued on such funds for the benefit of mortgagors) relating to Mortgage Loans.

                 Disagreement -- As defined in Section 2.4(b).

                 DLJ Line -- The arrangements between the Company and DLJ Mortgage evidenced by (i) the Commitment Letter dated May 22, 1995 between the Company and DLJ Mortgage, and (ii) the Whole Loan Funding Facility, the Pledge Agreement, the Promissory Note and the Tri-Party Custody Agreement, each dated May 16, 1994.

                 DLJ Mortgage -- DLJ Mortgage Capital, Inc.

                 Employee -- As defined in Section 5.12.

                 Encumbrance -- Any lien, pledge, security interest, claim, charge, easement, limitation, commitment, restriction or encumbrance of any kind or nature whatsoever.

                 Escrow Funds -- Amounts held in Custodial Accounts, with respect to Mortgage Loans held for the





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purpose of paying property taxes, hazard insurance premiums, assessments and other such items as provided in the Mortgage and the Regulations.

                 Excluded Assets -- As defined in Section 2.1(b).

                 Excluded Liabilities -- As defined in Section 2.1(d).

                 Excluded Loan -- A Mortgage Loan with respect to which as of a specified date:

                 (i) the Mortgage Loan is two months or more past due (for purposes of this Agreement a Mortgage Loan is two months or more "past due" if a scheduled monthly payment of principal, interest and (if required) escrow due on the first day of a month is not paid by the mortgagor on or before the last calendar day of the next succeeding month);

                 (ii) the first action necessary to be taken to commence proceedings in foreclosure, or a sale under power of sale, or other acquisition of title to the Collateral based upon a default by the mortgagor under the Note or Mortgage, under the law of the state wherein the Collateral is located, has been taken under the terms of the Note or Mortgage and the relevant Mortgage Servicing Agreement;





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                 (iii)      any litigation is pending relating to a Mortgage
         Loan the adverse outcome of which would have a material adverse effect on the enforceability of the Mortgage Loan or on the economic value of the related Servicing Rights;

                 (iv) the mortgagor has sought relief under or has otherwise been subjected to the federal bankruptcy laws or any other similar federal or state laws of general application for the relief of debtors, through the institution of appropriate proceedings, and such proceedings are continuing;

                 (v) a demand for Repurchase has been received by the Company or LMP and the basis for the Repurchase demand has not been cured prior to the due date for such Repurchase;

                 (vi) the Mortgage Loan was intended by the Company to be an FHA Loan, FmHA Loan or VA Loan but is ineligible for FHA or FmHA insurance or VA guaranty as applicable; or

                 (vii) the Mortgage Loan is identified on the Company's books and records as a "fraudulent loan."

                 FHA -- Federal Housing Administration.

                 FHA Loans -- Mortgage Loans which are insured by FHA, or which are intended by the Company to be in-





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sured by FHA, or with respect to which a representation has been made to the mortgagor (in a commitment letter, truth-in-lending disclosure statement or otherwise in writing) that such Mortgage Loan is or will be insured by FHA.

                 FHLMC -- Federal Home Loan Mortgage Corporation.

                 Final Purchase Price -- As defined in Section 2.5(j).

                 Final Settlement  -- As defined in Section 2.7.

                 Final Settlement Amount -- As defined in Section 2.7.

                 Final Settlement Date  -- As defined in Section 2.7.

                 First Payment -- As defined in Section 2.3(c).

                 FmHA -- The Farmers Home Administration, now known as the Rural Housing and Community Development Service.

                 FmHA Loans -- Mortgage Loans which are insured by FmHA, or which are intended by the Company to be insured by FmHA, or with respect to which a representation has been made to the mortgagor (in a commitment letter, truth-in-lending disclosure statement or other-





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wise in writing) that such Mortgage Loan is or will be insured by FmHA.

                 FNMA -- Federal National Mortgage Association.

                 FNMA Line -- Those arrangements between the Company and FNMA as evidenced by (i) the Commitment Agreement dated as of April 24, 1995, between the Company and FNMA, and (ii) the letter agreement dated April 24, 1995, between the Company and FNMA.

                 Foreclosure -- The acquisition of title to Collateral in a foreclosure sale or pursuant to any other comparable procedure allowed under applicable law or Regulation, including pending foreclosures where the first step required under applicable Regulations to initiate a foreclosure proceeding has been taken or could have been taken.

                 GAAP -- Generally accepted accounting principles as used in the United States of America as in effect at the time any applicable financial statements were prepared.

                 GNMA -- As defined in the recitals hereof.

                 GNMA Servicing -- As defined in the recitals hereof.

                 Governmental Entity -- Any government or any agency, bureau, board, commission, court, department,





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official, political subdivision, tribunal or other instrumentality of any government having authority in the United States or any other nation, whether federal, state or local.

                 HUD -- United States Department of Housing and Urban
Development.

                 Independent Accounting Firm -- Price Waterhouse LLP, or if Price Waterhouse LLP shall be unwilling to serve in such capacity, any "Big Six" accounting firm or its successor (other than the present independent public accountants of Buyer, the Company or any of their Affiliates or any independent public accountants who were such within the previous two years).

                 Injunction -- As defined in Section 6.1(b).

                 Insurer -- A Person who insures or guarantees all or any portion of the risk of loss upon borrower default on any of the Mortgage Loans, including, without limitation, the FHA, the VA and any private mortgage insurer, and providers of life, hazard, disability, title or other insurance with respect to any of the Mortgage Loans or the Collateral.

                 Investments -- Those investment assets set forth on Schedule X under the headings "Restricted Cash





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and Cash Equivalents -- Bank One - Warehouse," and "Mortgage Loans."

                 Investor -- Any Person who (i) owns a Mortgage Loan or mortgage-backed securities backed by a Mortgage Loan, or the servicing rights or master servicing rights to a Mortgage Loan or mortgage-backed securities backed by a Mortgage Loan, subserviced, serviced or master serviced by the Company or LMP pursuant to a Mortgage Servicing Agreement or (ii) is a party (other than the Company or LMP) to an Investor Commitment.

                 Investor Commitment -- The optional or mandatory commitments, set forth on Schedule IV hereto, of a Person to purchase a Mortgage Loan, a Pipeline Loan or a portion of a Mortgage Loan or Pipeline Loan owned or to be acquired by the Company, or securities based on and backed by such Mortgage Loans or Pipeline Loans, together with any additional commitments added to such
Schedule IV pursuant to Section 5.7 hereof.

                 Last Day -- As defined in Section 2.3(a).

                 LBSF -- Lehman Brothers Special Financing Inc.

                 Licenses -- As defined in Section 3.9.

                 LMP -- As defined in the recitals hereof.

                 LMS -- As defined in the recitals hereof.





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                 LMS Shares -- As defined in the recitals hereof.

                 Loan Documents -- The file or files containing the photostatic copy or copies on other media and, to the extent required by the Regulations, original documents, of the Mortgage, the Note and other loan documents with respect to each Mortgage Loan, as well as the related credit and closing packages, disclosures, custodial documents, and all other files, books, records and documents reasonably necessary to (i) establish the eligibility of the Mortgage Loans or Pipeline Loans for insurance by an Insurer or for sale or delivery to an Investor, (ii) service the Mortgage Loans in accordance with the Regulations, and (iii) comply with the Regulations regarding the Mortgage Loan documentation to be maintained by a servicer of the Mortgage Loans, or its document custodian.

                 Loan Purchase Commitment -- The written commitments, set forth on Schedule VI hereto, of the Company to originate (by forward commitment or otherwise) or purchase mortgage loans, together with any additional commitments added to such Schedule VI pursuant to Section 5.7 hereof.





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                 Loss -- Any liability, loss, cost, damage, penalty, fine,
obligation or expense of any kind whatsoever (including, without limitation, reasonable attorneys', accountants', consultants' or experts' fees and disbursements, interest, at the Federal Funds Rate plus 1% (as published in the "Money Rates" section of The Wall Street Journal as in effect from time to time), on any amounts that the Buyer is required to pay or pledge (including, without limitation, those amounts paid or pledged with respect to a lost note bond or letter of credit) in connection with an indemnifiable event and any direct marginal internal costs actually incurred (to the extent that the Buyer has received the prior approval of the Company to utilize its internal staff, which approval shall not be unreasonably withheld or delayed, provided that adequate information, including but not limited to, an estimate of such internal costs, is given to the Company)).

                 Material Adverse Effect -- A material adverse effect on the Assets, the Assumed Liabilities or on the GNMA Servicing, in each case taken as a whole, or on the Company's ability to consummate the transactions contemplated by this Agreement.





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                 Mortgage -- With respect to a Mortgage Loan, a mortgage, deed of trust or other security instrument creating a lien upon real property and any other property described therein which secures a Note, together with any assignment, reinstatement, extension, endorsement or modification of any thereof.

                 Mortgage Loan -- (A) Any closed mortgage loan, whether or not the related mortgage is included in a securitized portfolio, evidenced by a note or notes duly secured by mortgages or deeds of trust, which loan, whether single-family or multi-family, is (i) serviced or subserviced by the Company and held in a pool securing mortgage-backed securities or other certificates guaranteed by GNMA, (ii) master serviced by the Company pursuant to the CALPERS Member Home Loan Conduit Program or (iii) a loan the Servicing Rights for which are owned by LMP, (B) the Warehouse Loans and (C) a secured personal loan serviced by the Company pursuant to the CALPERS Member Home Loan Conduit Program.

                 Mortgage Servicing Agreements -- The contracts or arrangements between the Company or LMP and an Investor, as set forth on Schedule V hereto, pursuant to which the Company or LMP owns the rights to service Mortgage Loans for such Investor, together with any additional





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mortgage servicing agreements added to such Schedule V pursuant to Section 5.7 hereof.

                 Mortgage Servicing Portfolio -- The portfolio of mortgage loans serviced by the Company and held in pools securing mortgage-backed securities or other certificates guaranteed by GNMA.

                 Non-Amortizing Loan -- A Mortgage Loan intended to be self-amortizing but which will have a principal amount due to be paid to Investors notwithstanding payment by the mortgagor of the full amount scheduled to be paid to retire the indebtedness of the Mortgage Loan.

                 Note -- With respect to a Mortgage Loan, a promissory note or notes, or other evidence of indebtedness, with respect to such Mortgage Loan secured by a Mortgage or Mortgages, together with any assignment, reinstatement, extension, endorsement or modification thereof.

                 Notice of Disagreement -- As defined in Section 2.4(b).

                 Other Assets -- Those assets set forth on Schedule X hereto under the heading "Prepaid expenses and other assets -- Prepaid GNMA and investment commitment fees," "--prepaid security deposits" and "prepaid rent."

                 Parent -- As defined in Section 3.7.





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                 Pending Claim Amount -- As defined in Section 2.7.

                 Person -- Any individual, corporation, company, partnership (limited or general), joint venture, association, trust or other entity.

                 Pipeline Loans -- Those pending loans to be secured by a first or second priority mortgage lien on a one-to-four family residence with respect to which, as of the Closing Date, an application has been submitted by the prospective borrower with (i) the Company or (ii) a correspondent or brokerage originator (and which, in the case of those loans referred to in this clause
(ii), such correspondent or brokerage originator has registered such loan with the Company), and which have not yet closed or been purchased from the correspondent or brokerage originator on the Closing Date.

                 Pool -- An aggregate of one or more Mortgage Loans that have been pledged or granted to secure mortgage-backed securities or participation certificates.

                 Production Business -- As defined in the recitals hereof.

                 Production Business Assets -- Those assets and rights relating to the Production Business set forth on





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Schedule III hereto, which schedule will be completed and delivered on or before the Closing Date.

                 Rate-Locked Loans -- All Pipeline Loans which, as of the Closing Date, the Company has committed to fund or purchase at a specified interest rate and discount points or premium, provided, however, that a Rate-Locked Loan need not have been approved to be considered such for purposes of this Agreement.

                 Records -- All records and original documents which pertain to and are utilized to administer, reflect, monitor, evidence or record information respecting, the Assets, including without limitation the Loan Documents.

                 Recourse Loan -- Any Mortgage Loan as to which the Company or LMP has an obligation to repurchase, reimburse, indemnify or hold harmless any Person based solely upon the default under or the foreclosure or sale of the Collateral for the Mortgage Loan without regard to a breach or default of any contractual representation, warranty or undertaking or misfeasance or malfeasance by the Company or LMP, as the case may be.

                 Regulations -- (i) Federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, master servicing or filing of claims in





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connection with a Mortgage Loan or a Pipeline Loan, (ii) the responsibilities and obligations relating to the Mortgage Loans and the Pipeline Loans set forth in any agreement between the Company or LMP and an Investor or private mortgage insurer (including, without limitation, Mortgage Servicing Agreements, Investor Commitments and selling and servicing guides), (iii) the laws, rules, regulations, guidelines, handbooks and other requirements of an Investor, Agency, private mortgage insurer, public housing program or Investor program with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, master servicing or filing of claims in connection with a Mortgage Loan or a Pipeline Loan and (iv) the terms and provisions of the Loan Documents.

                 Repurchase -- The purchase of a Mortgage Loan out of a Pool or an Investor's portfolio by Buyer, the Company or LMP.

                 Requisite Regulatory Approvals -- As defined in Section 6.1(a).

                 Second Payment -- As defined in Section 2.3(d).

                 Servicing Business -- As defined in the recitals hereto.

                 Servicing Rights -- The right to receive the servicing fees and any Ancillary Income the servicer,





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subservicer or master servicer is entitled to receive arising from or connected to the Mortgage Loans and the related obligations to (i) administer and collect payments for the reduction of principal and interest, (ii) pay taxes and insurance premiums, (iii) remit all amounts in accordance with any servicing agreements, (iv) provide foreclosure services and full escrow administration and (v) perform such other obligations as may, from time to time, be imposed under Agency or Investor guidelines or the Assumed Contracts and the Mortgage Servicing Agreements.

                 State Agency -- Any state agency with authority to regulate the business of the Company or LMP, determine the investment or servicing requirements with regard to loans originated, purchased or serviced by the Company or LMP or otherwise participate in or promote mortgage lending.

                 Subservicing and Transition Services Agreement -- As defined in Section 5.8.

                 Subsidiary -- With respect to any Person, any corporation, partnership or other organization, whether incorporated or unincorporated, which is required by GAAP to be consolidated with such Person for financial reporting purposes.





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                 Swap Agreement -- The arrangements between the Company and
LBSF as evidenced by (i) the Interest Rate and Currency Exchange Agreement, dated July 2, 1992, between the Company and LBSF, as amended by the Letter Agreements dated May 25, 1994 and August 25, 1995 and (ii) the Amended and Restated Master Pledge Agreement dated as of April 8, 1994, as amended by Amendment No.1 thereto dated May 25, 1994.

                 Taxes -- All taxes, charges, fees, levies or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to, income, excise, property, sales, transfer, use, profits, franchise, payroll, employment, unemployment, back-up withholding, gains, withholding, ad valorem, social security, stamp or other taxes (including any interest, additions to tax or penalties applicable thereto).

                 Tax Return -- Any return, report, information return, schedule or other document, including any related or supporting information with respect to Taxes.

                 Third Party Claim -- As defined in Section 7.1(d).

                 Turkey Pile Loans -- Those Warehouse Loans which are not covered by existing commitments for deliv-





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ery to an Investor and which loans do not qualify for standard Investor or
Agency delivery programs.

                 VA -- The United States Department of Veterans' Affairs.

                 VA Loans -- Mortgage Loans which are guaranteed by the VA, or which are intended by the Company to be guaranteed by the VA, or with respect to which a representation has been made to the mortgagor (in a commitment letter, truth-in-lending disclosure statement or otherwise in writing) that such Mortgage Loan is or will be guaranteed by the VA.

                 VA No-Bid -- A delinquent VA Loan with respect to which the VA has notified Buyer, the Company or LMP that the VA intends to exercise its option to pay the amount guaranteed by the VA and relinquish all rights in the Collateral securing such VA Loan to Buyer, the Company or LMP.

                 Warehouse For Others -- Those mortgage loans held by the Company which the Company has the right to resell to or on behalf of its loan correspondents.

                 Warehouse Lines -- The Bank Warehouse Line, the FNMA Line and the DLJ Line.





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                 Warehouse Loans -- The mortgage loans owned by the Company and held for sale, other than the Warehouse For Others.

                                   ARTICLE II

                TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES

                 2.1      Purchase and Sale of Assets;
                          Assumption of Liabilities

                 (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing the Company shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and accept from the Company, all of the Company's right, title and interest in and to, as of the Closing Date, the following assets (collectively, the "Assets"):

                          (i) the Servicing Rights (other than those owned by LMP);

                          (ii)      the Warehouse Loans;

                          (iii)     the Pipeline Loans;

                          (iv)      the Accounts Receivable;

                          (v)       the LMS Shares;

                          (vi)      the Contracts;

                          (vii)     the Records;

                          (viii)    the Custodial Accounts and the Escrow
         Funds;





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                          (ix)      the Production Business Assets; and

                          (x)       the Investments and the Other Assets.

                 (b) It is understood and agreed that Buyer is not acquiring from the Company, and the Company shall retain ownership of, all right, title and interest in and to, any property or asset which is not being transferred pursuant to this Section 2.1 (including but not limited to (i) the name Lomas Mortgage USA or any combination or derivation thereof and (ii) any logos, service marks, or trademarks, advertising material or slogans or similar items used on or prior to the Closing Date by the Company or any of its Affiliates in connection with its business, except that Buyer may use the names "Lomas Mortgage Services, Inc." and "Lomas Mortgage Partnership" in connection with the business of LMP for a period of 90 days from the Closing Date) (collectively, the "Excluded Assets").

                 (c) Upon the terms and subject to the conditions set forth in this Agreement, except as otherwise provided herein, on the Closing Date, the Company shall assign to Buyer, and Buyer shall accept and assume from the Company, and Buyer agrees to pay, honor, perform and discharge all obligations with respect to, and shall be





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solely and exclusively liable for (except to the extent indemnifiable pursuant to Article VII hereof), all of the liabilities and obligations of the Company that arise under or relate to (i) the Servicing Rights (other than those owned by LMP), (ii) the Contracts, (iii) the Pipeline Loans, (iv) the Warehouse Loans, and (v) those liabilities set forth on Schedule VII hereto, and which liabilities and obligations become due and payable on or after the Closing Date (the "Assumed Liabilities").

                 (d) It is understood and agreed that, except as expressly set forth in this Agreement, Buyer shall not assume or be liable for any of the debts, obligations or liabilities of the Company or any of its Subsidiaries of any kind or nature whatsoever (whether or not accrued or fixed, absolute or contingent, known or unknown), and the Company and its Subsidiaries shall remain and be solely and exclusively liable with regard to such debts, liabilities and obligations (collectively, the "Excluded Liabilities").

                 2.2      Purchase Price

                 The aggregate purchase price to be paid to the Company for the Assets shall be $100 million (the "Base Purchase Price"), provided, however, that such Base Purchase Price shall be determined in accordance with

Sections 2.4 and 2.5 hereof. Buyer shall pay to the Company $10 million of such Base Purchase Price subject to and in accordance with the provisions of
Exhibit 2.2 hereto.

                 2.3      Closing; Payment of Base
                          Purchase Price

                 (a) The sale and purchase of the Assets and assumption of the Assumed Liabilities hereunder (the "Closing") shall occur at the offices of Skadden, Arps, Slate, Meagher & Flom, New York, New York, or at such other place as shall be mutually agreeable to the parties. The Closing shall take place on the first day which is the last day of a month (the "Last Day") and is no earlier than the first business day following the date on which the conditions to the consummation of the Acquisition set forth in Article VI (other than the conditions relating to the receipt of officer's certificates and legal opinions) have first been satisfied or, where permissible, waived, or at such other time as the parties shall hereafter agree (the "Closing Date"), provided, however, that if the Last Day is not a business day, then the Closing shall take place on the first business day of the next month, provided further, however, that in such case, for purposes of this Agreement, except as otherwise specifically provided herein, all references to the Closing Date shall be deemed to refer to the Last Day.

                 (b) At the Closing, the Company shall deliver, or shall cause to be delivered, to Buyer the following:

                          (i) an executed Bill of Sale and Assignment in substantially the form of Exhibit 2.3(b);

                          (ii) certificates evidencing the LMS Shares, duly endorsed in blank or with stock powers duly endorsed in blank, together with such other documents as Buyer may reasonably request to evidence the transfer to Buyer of good and marketable title in and to the LMS Shares;

                          (iii) a copy of resolutions duly adopted by the Board of Directors of the Company authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby, certified as of the Closing Date by the Secretary or Assistant Secretary of the Company;

                          (iv) the consents and other documents required to be delivered pursuant to Section 6.3; and

                          (v) such other documents, agreements and instruments as Buyer shall reasonably request to evidence the transfer of the Assets from the Company to Buyer.

                     (c) At the Closing, Buyer shall take the following actions:

                          (i) Buyer shall pay to the Company $27 million, less the amounts paid pursuant to clause (ii) below, by wire transfer to such account as the Company shall designate in writing at least one business day prior to the Closing Date, provided, however, that if the amount payable pursuant to clause (ii) below exceeds $27 million, then no amount shall be paid by Buyer pursuant to this clause (i) (such amount, if any, paid by Buyer pursuant to this clause (i), together with the amount paid pursuant to clause (ii) below, the "First Payment");

                          (ii) Buyer shall pay to LBSF on behalf of the Company, by wire transfer to such account(s) as the Company shall notify Buyer at least one business day prior to the Closing Date, all amounts necessary to close out and settle the Swap Agreement pursuant to its terms;

                          (iii) Buyer shall pay to the lenders under the Warehouse Lines on behalf of the Company, by wire transfer to such account(s) as the Company shall notify Buyer at least one business day prior to the Closing Date, those amounts owing under the Warehouse Lines to be paid by Buyer as set forth in
         Section 5.11 hereof;

                          (iv) Buyer shall deliver an executed Assumption Agreement in substantially the form of Exhibit 2.3(c);

                          (v) Buyer shall deliver a copy of resolutions duly adopted by the Board of Directors of Buyer authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby, certified as of the Closing Date by the Secretary or Assistant Secretary of Buyer; and

                          (vi) Buyer shall deliver the documents required to be delivered pursuant to Section 6.2.

                 (d) On the 120th day following the Closing Date, Buyer shall pay to the Company, by wire transfer to such account as the Company shall specify in writing at least one business day prior thereto, the amount obtained by subtracting (i) the amount of the First Payment from (ii) 85% of the amount obtained by subtracting (X) $10 million from (Y) the Final Purchase Price (such amount obtained by subtracting $10 million from the Final Pur-chase Price is referred to herein as the "Adjusted Final Purchase Price"), provided, however, that if the Final Purchase Price is in Disagreement or has otherwise not been determined, the payment shall be $76.5 million less the amount of the First Payment (the amount paid by Buyer pursuant to this clause
(d), the "Second Payment"). The remaining portion of the Final Purchase Price shall be paid on the Final Settlement Date, subject to the terms and conditions set forth in Section 2.7.

                 2.4      Closing Adjustment Documents

                 In order to prepare for the final determination of the Base Purchase Price as contemplated in Section 2.5 hereof, the parties shall proceed as follows:

                 (a) As soon as reasonably practicable following the Closing Date, and in no event more than 90 days thereafter, the Company shall prepare and deliver to Buyer (i) a schedule of the Closing Portfolio Loans, which schedule shall set forth, with respect to each such loan, the unpaid principal balance thereof as of the Closing Date, (ii) a schedule of the Excluded Loans as of the Closing Date, which schedule shall set forth with respect to each such loan the unpaid principal amount thereof as of the Closing Date, (iii) a schedule of the Pipeline Loans as of the Closing Date, which schedule shall designate, with respect to each such Pipeline Loan, the principal amount thereof and whether such Pipeline Loan is a Rate-Locked Loan, (iv) a schedule setting forth, in reasonable detail, the gain or loss, as of the Closing Date, on each Pipeline Loan which is a Rate-Locked Loan (as determined in accordance with the provisions of Exhibit 2.5 hereto), (v) a schedule setting forth all of the Investor Commitments as of the Closing Date, (vi) a schedule setting forth, in reasonable detail, the gain or loss, as of the Closing Date, on each Investor Commitment (as determined in accordance with the provisions of Exhibit
2.5 hereto), (vii) a schedule of the Warehouse Loans as of the Closing Date, which schedule shall set forth, with respect to each such loan, the unpaid principal balance thereof as of the Closing Date, (viii) a schedule setting forth, in reasonable detail, the gain or loss as of the Closing Date, on each Warehouse Loan other than the Turkey Pile Loans (as determined in accordance with the provisions of Exhibit 2.5 hereto), (ix) a schedule setting forth in reasonable detail the Book Value, as of the Closing Date, of the Accounts Receivable, (x) a schedule setting forth in reasonable detail the Book Value, as of the Closing Date, of those Assumed Liabilities set forth on Schedule VII here-to, (xi) a schedule setting forth the unpaid principal balance of each Closing Portfolio Loan with respect to which a reduction to the Base Purchase Price shall be made pursuant to Section 2.5(g) hereof, (xii) a schedule setting forth in reasonable detail the adjustment to the Base Purchase Price contemplated by Section 2.5(h), (xiii) a schedule setting forth the Book Value, as of the Closing Date, of the Investments, the Other Assets and the Company's investment in LMP, and (xiv) a schedule setting forth in reasonable detail the calculations contemplated by Section 2.5 below (collectively, the "Closing Adjustment Documents"). The parties shall cooperate in the preparation of the Closing Adjustment Documents in accordance with this Section 2.4 and Section
2.5 hereof, including such additional documents as may be necessary to calculate the Final Purchase Price adjustments. Without limiting the generality of the foregoing, to the extent necessary, Buyer shall provide the Company and its designees with reasonable access to Buyer's books, records, personnel and representatives which relate to the Assets and the Assumed Liabilities and such other information as the Company may require in connection with the preparation of the Closing Adjustment

Documents and with respect to the resolution of any Disagreement (as defined below).

                 (b) Within twenty days after delivery of the Closing Adjustment Documents to Buyer, Buyer may dispute all or any portion of the Closing Adjustment Documents by giving written notice (a "Notice of Disagreement") to the Company setting forth in reasonable detail the basis for any such dispute (any such dispute being hereinafter called a "Disagreement"). The parties shall promptly commence good faith negotiations with a view to resolving all such Disagreements. If Buyer does not give a Notice of a Disagreement in accordance with the provisions of the first sentence of this paragraph (b) within the twenty-day period set forth therein, Buyer shall be deemed to have irrevocably accepted the Closing Adjustment Documents in the form delivered to Buyer by the Company, provided, however, that such acceptance of the Closing Adjustment Documents by Buyer shall not be deemed to preclude or otherwise limit Buyer's rights to indemnification in accordance with Article VII hereof.

                 (c) If Buyer shall deliver a Notice of Disagreement and the Company shall not dispute all or any portion of such Notice of Disagreement by giving written notice to Buyer setting forth in reasonable detail the basis for such dispute within twenty days following the delivery of such Notice of Disagreement, the Company shall be deemed to have irrevocably accepted the Closing Adjustment Documents as modified in the manner described in the Notice of Disagreement. If the Company disputes all or any portion of the Notice of Disagreement within the twenty-day period described in the previous sentence, and within twenty days following the delivery to Buyer of the notice of such dispute Buyer and the Company do not resolve the Disagreement (as evidenced by a written agreement among the parties hereto), such Disagreement shall be referred to the Independent Accounting Firm for a resolution of such Disagreement in accordance with the terms of this Agreement. The determinations made by such firm with respect to any Disagreement shall be final and binding upon the parties and the amount so determined shall be used to complete the final Closing Adjustment Documents. Buyer and the Company shall use their best efforts to cause the Independent Accounting Firm to render its determination as soon as practicable after referral of the Disagreement to such firm, and each shall cooperate with such firm and provide such firm with reasonable access to the books, records, personnel and representatives of it and its Subsidiaries and such other information as such firm may require in order to render its determination. All of the fees and expenses of any Independent Accounting Firm retained pursuant to this paragraph (c) shall be paid one-half by Buyer and one-half by the Company.

                 2.5      Calculation of Adjustments

                 In connection with the calculation of the Final Purchase Price (as defined below) and the preparation and delivery of the Closing Adjustment Documents, the following adjustments shall be made to the Base Purchase Price:

                 (a)      Closing Portfolio.  The Base Purchase Price shall be
(i) increased by an amount equal to 1.50% of the amount of the unpaid principal balance of all Closing Portfolio Loans which were not Base Portfolio Loans and
(ii) decreased by an amount equal to 1.10% of the reduction in the amount of the unpaid principal balance of all Base Portfolio Loans between July 31, 1995 and the Closing Date.

                 (b) Book Value of Accounts Receivable. The Base Purchase Price shall be (i) increased by the amount, if any, by which the aggregate Book Value of the Accounts Receivable as of the Closing Date exceeds $12,223,000 or
(ii) decreased by the amount, if any, by which

$12,223,000 exceeds the aggregate Book Value of the Accounts Receivable as of the Closing Date.

                 (c) Adjustment for Book Value of Assumed Liabilities. The Base Purchase Price shall be (i) increased by the amount, if any, by which $3,011,000 exceeds the aggregate Book Value, as of the Closing Date, of the liability accounts set forth on Schedule VII, or (ii) decreased by the amount, if any, by which the aggregate Book Value as of the Closing Date, of the liability accounts set forth on Schedule VII exceed $3,011,000.

                 (d) Adjustment for Change in Net Gain or Loss on Rate-Locked Pipeline Loans and Investor Commitments. The Base Purchase Price shall be increased or decreased, as the case may be, by an amount equal to the aggregate net gain or loss on (i) all of the Pipeline Loans which are Rate-Locked Loans and (ii) all of the Investor Commitments. For purposes of this Section 2.5(d), the gain or loss on each such Rate-Locked Loan and Investor Commitment shall be determined as of the Closing Date in accordance with the provisions of Exhibit 2.5 hereto.

                 (e) Adjustment for Warehouse Loans. The Base Purchase Price shall be (i) increased by an amount equal to the amount, if any, by which the aggregate unpaid principal balance of the Warehouse Loans as of the Clos-ing Date exceeds $295,693,000 or (ii) decreased by an amount equal to the amount, if any, by which $295,693,000 exceeds the aggregate unpaid principal balance of the Warehouse Loans as of the Closing Date.

                 (f) Adjustment for Net Gain or Loss on Warehouse Loans. The Base Purchase Price shall be increased or decreased, as the case may be, by an amount equal to the aggregate net gain or loss on all of the Mortgage Loans which, as of the Closing Date, were Warehouse Loans (other than the Turkey Pile Loans). For purposes of this Section 2.5(f), the gain or loss on each such Warehouse Loan shall be determined as of the Closing Date in accordance with the provisions of Exhibit 2.5 hereto.

                 (g) Adjustment for Prepayments of Loans. If at any time on or prior to the sixtieth (60th) day following the Closing Date, the outstanding principal balance of a Closing Portfolio Loan is paid in full prior to the expiration of the scheduled term thereof, the Base Purchase Price will be reduced by an amount equal to 1.10% (except with respect to Mortgage Loans funded and entered on the Company's system after July 31, 1995, for which a multiple of 1.50% shall be used) of the unpaid principal amount of such loan as of the Closing Date.

                 (h) Adjustment for Warehouse Lines. The Base Purchase Price shall be (i) decreased by the amount, if any, by which the outstanding principal balance owing under the Warehouse Lines (exclusive of all such outstanding balances advanced to fund the Warehouse For Others) exceeds $302,013,000, or (ii) increased by the amount, if any, by which $302,013,000 exceeds the outstanding principal balance owing under the Warehouse Lines (exclusive of all such outstanding balances advanced to fund the Warehouse For Others).

                 (i) Net Worth Adjustment for Investments and Other Assets. The Base Purchase Price shall be (i) increased by the amount by which the aggregate Book Value of the Investments, the Other Assets and the Company's investment in LMP, each as of the Closing Date, exceeds $22,329,000 or (ii) decreased by the amount by which $22,329,000 exceeds the aggregate Book Value of the Investments, the Other Assets and the Company's investment in LMP, each as of the Closing Date.

                 (j) Netting of Adjustments. The adjustments to the Base Purchase Price described in paragraphs (a) through (i) of this Section 2.5 shall be netted, such that there shall be determined an aggregate increase or decrease in the Base Purchase Price. The Base Purchase

Price, as adjusted for Closing Date balances in the manner provided in Sections
2.4 and 2.5 hereof, is referred to herein as the "Final Purchase Price."

                 2.6      Bond Program Loans

                 (a) The amount payable by Buyer to the Company pursuant to Section 2.3(d) hereof on the 120th day following the Closing shall be decreased by the aggregate amount of the net loss on each Bond Program Loan as of the Closing Date, computed pursuant to Section 2.5(f), without regard to the adjustment made pursuant to Section 2.5(d), which Bond Program Loan was not a Consenting Bond Program Loan as of the 120th day following the Closing Date.

                 (b) If any Bond Program Loan becomes a Consenting Bond Program Loan after the 120th day following the Closing Date but on or before the one-year anniversary of the Closing Date, then the amount of the loss with respect to such loan deducted pursuant to Section 2.6(a) shall be added back to the Final Settlement Amount.

                 (c) If any Bond Program Loan is held by Buyer on the one-year anniversary of the Closing Date, such loan shall be marked-to-market as of such date in accordance with the provisions set forth on Exhibit 2.5, and the aggregate amount of gains or losses with respect to all such Bond Program Loans as compared to the aggregate amount of gains or losses with respect to such loans computed as of the Closing Date as set forth in the Closing Adjustment Documents shall be deducted from or added to, as the case may be, the Final Settlement Amount payable by Buyer pursuant to Section 2.7.

                 2.7      Final Settlement

                 No later than ten business days following the one-year anniversary of the Closing Date (the "Final Settlement Date"), the parties hereto shall effect a settlement (the "Final Settlement"), either by telephone or in person at a mutually convenient location. On the Final Settlement Date, Buyer shall wire transfer in immediately available funds to an account specified by the Company on the business day immediately preceding the Final Settlement Date an amount equal to (i) the amount by which (X) the Final Purchase Price less $10 million exceeds (Y) the sum of the First Payment and the Second Payment, less (ii) the aggregate amount of all Losses indemnifiable by the Company pursuant to the terms of this Agreement for which Buyer shall have given notice to the Company, in accordance with Article VII, prior to the one-year anniversary of the Closing Date, provided, however, that in no event shall the amount contemplated by clause (ii) above exceed 15% of the Adjusted Final Purchase Price. In all cases, the amount payable at the Final Settlement shall be accompanied by interest thereon calculated at the Federal Funds Rate plus 1% as published in the "Money Rates" section of The Wall Street Journal as in effect from time to time for the period from the Closing Date to the Final Settlement Date (such total amount payable on the Final Settlement Date, whether payable by Buyer or the Company, is referred to herein as the "Final Settlement Amount"). Notwithstanding the foregoing, with respect to any Losses for which Buyer seeks indemnity from the Company and for which Buyer shall have timely provided notice to the Company pursuant to the provisions of this Section 2.7 and of
Article VII of this Agreement, but with respect to which Losses the Company has provided Buyer prior to the Final Settlement Date with a written notice of dispute regarding its obligation to indemnify Buyer, which notice shall state the amount of all such claims and the reasons for the Company's dispute thereof, an amount equal to the aggregate dollar amount sufficient to satisfy Buyer's claims for indemnification for such Losses (the "Pending Claim Amount"), which amount shall not be greater than 15% of the Adjusted Final Purchase Price, shall be deducted from the Final Settlement Amount otherwise payable by Buyer pursuant to this Section 2.7, and Buyer shall pay to the Company an amount equal to the Final Settlement Amount as so adjusted and shall place in escrow an amount equal to the Pending Claim Amount, pursuant to the terms of an Escrow Agreement to be entered into by Buyer and the Company in form and substance mutually satisfactory to them.


                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                 The Company hereby represents and warrants to Buyer as follows:

                 3.1  Organization

                 (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut. LMS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. LMP is a limited partnership organized under the laws of the State of Delaware. The Company has full corporate power and authority to conduct the Servicing Business and the Production Business as now conducted and to own or lease the Assets and is duly licensed or qualified to do business and is in good standing in each state or jurisdiction where the ownership or leasing of the Assets or the conduct of the Servicing Business and the Production Business requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.

                 (b) The authorized capital stock of LMS consists of 1,000 shares of common stock, par value $1.00 per share ("LMS Common Stock") and no shares of preferred stock. There are 1,000 shares of LMS Common Stock issued and outstanding all of which are duly authorized, validly issued, fully paid, nonassessable and free of pre-emptive rights, with no personal liability attaching to the ownership thereof. All of the outstanding shares of LMS Common Stock are owned by the Company, free and clear of all Encumbrances, contracts, rights, options and assignments whatsoever. No shares of LMS Common Stock are reserved for issuance. Neither LMS nor any of its Affiliates has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, agreements or other rights of any character calling for the purchase or issuance of any shares of LMS Common Stock or any securities representing the right to purchase or otherwise receive any shares of LMS Common Stock. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the LMS Common Stock.

                 3.2      Authority; No Violation

                 (a) The Company has full corporate power and authority to execute and deliver this Agreement and any documents, agreements or instruments to be executed by it pursuant to this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any documents, agreements or instruments to be executed and delivered by the Company pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite corporate action in respect thereof on the part of the Company and no other corporate proceedings on the part of the Company are necessary to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Buyer, such agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, and the other documents, agreements and instruments to be deliv-ered by the Company pursuant to this Agreement will, when executed and delivered, be duly executed and delivered by the Company and will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms (in all cases, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity (whether applied in a proceeding in equity or at law)).

                 (b) Except as set forth in Section 3.2(b) of the disclosure schedule which has previously been delivered by the Company to Buyer (the "Company Schedule"), neither the execution and delivery by the Company of this Agreement or any document, agreement or instrument to be executed by the Company pursuant to this Agreement, nor the consummation by the Company of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or result in a breach of any provision of the articles of incorporation, by-laws or similar governing documents of the Company, LMS or LMP or (ii) assuming the consents, permits, authorizations, approvals, filings and registrations referred to in
Section 3.3 hereof and Section 3.3 of the Company Schedule are obtained or made,

(x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any Subsidiary of the Company or LMP or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any Encumbrance upon any of the Assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement (including without limitation any Mortgage Servicing Agreement) or other instrument or obligation to which the Company or any Subsidiary of the Company or LMP is a party, or by which the Company or any Subsidiary of the Company or LMP or any of the Assets may be bound or affected, except, in the case of clause (y) above, for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not have a Material Adverse Effect.

                 3.3      Consents and Approvals

                 Except as set forth in Section 3.3 of the Company Schedule, no consents, permits, authorizations or approvals of, or filings or registrations with, any Governmental Entities, government-sponsored agencies or corporations or other Persons are necessary to be obtained or made by the Company or any Subsidiary of the Company or LMP in connection with the execution and delivery by the Company of this Agreement or any document, agreement or instrument to be executed by the Company pursuant to this Agreement or the consummation by the Company of the transactions contemplated hereby or thereby, except for such consents, permits, authorizations or approvals the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect.

                 3.4      Financial Information

                 The Company, LMS and LMP maintain records which accurately reflect transactions relating to the Assets and the Assumed Liabilities in reasonable detail, and maintain accounting controls, policies and procedures sufficient to ensure that such transactions are (i) executed in accordance with its management's general or specific authorization, as applicable, and (ii) recorded in a manner which permits the preparation of financial statements in accordance with GAAP and applicable regulatory accounting requirements, and the documentation pertaining thereto is retained, protected and duplicated in all material respects in accordance with prudent business practices and applicable regulatory requirements. The books and records of the Company, LMS and LMP reflect only actual transactions. The Assumed Liabilities set forth on
Schedule VII hereto are carried on the Company's balance sheet in accordance with GAAP consistently applied.

                 3.5      Contracts

                 (a) Except as set forth in Section 3.5 of the Company Schedule, the Company has made available to Buyer a correct and complete copy of each written Contract listed on Schedules II, IV, V and VI. With respect to each Contract: (A) the Contract is valid, binding and in full force and effect;
(B) the Company or LMP, as the case may be, is not in breach or default thereof, and, to the knowledge of the Company, no event has occurred which, with notice or lapse of time or both, would constitute a breach or default by the Company or LMP, or would permit termination, modification, or acceleration against the Company or LMP under such Contract; (C) the

Company or LMP has not repudiated or waived any material provision of any such Contract other than in the ordinary course of business; (D) all amounts due and payable by the Company or LMP through the Closing Date pursuant to such Contract have been or will be paid; and (E) to the knowledge of the Company, no other party to any such Contract is in breach or default thereunder and no event has occurred which, with notice or lapse of time or both, would constitute a breach or default by such other party, or would permit termination, modification, or acceleration against such other party, under such Contract.

                 3.6      Title to Assets

                 The Company has good and marketable title to (or, as to leased property, a valid leasehold interest in) all of the Assets, free and clear of all Encumbrances, except (i) as set forth on Section 3.6 of the Company Schedule, (ii) for statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) the Assumed Liabilities, (iv) the Encumbrance on the Servicing Rights associated with the Swap Agreement, and (v) such Encumbrances that do not in the aggregate materially detract from the value or interfere with the use or operations of the Asset subject thereto.

                 3.7      Brokers and Finders

                 Neither the Company nor LMP nor any of their respective officers, directors, employees, agents or Affiliates has employed any broker, finder or financial advisor or incurred any liability for any broker's or finder's fees or commissions in connection with the transactions contemplated hereby, except that Lomas Financial Corporation ("Parent") and the Company have engaged, and will pay a fee or commission to, Salomon Brothers Inc in accordance with the terms of the letter agreement by and between Salomon Brothers Inc and Parent.

                 3.8      Legal Proceedings

                 Except as set forth in Section 3.8 of the Company Schedule, neither the Company nor any of its Subsidiaries nor LMP is a party to any, and there are no pending or, to the knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (i) against the Company or any of its Subsidiaries or LMP and relating to or involving the Assets or the Assumed Liabilities, as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect, or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement. Except as otherwise disclosed in Section 3.8 of the Company Schedule, there is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of its Subsidiaries or LMP and relating to or involving the Assets or the Assumed Liabilities which has had a Material Adverse Effect.

                 3.9      Mortgage Banking Licenses
                          and Qualifications

                 (a) The Company (i) is qualified (A) by FHA as a mortgagee and servicer for FHA Loans, (B) by the VA as a lender and servicer for VA Loans, (C) by FNMA and FHLMC as a seller/servicer of first mortgages to FNMA and FHLMC and (D) by GNMA as an authorized issuer and servicer of GNMA-guaranteed mortgage-backed securities; and (ii) has all other certifications, authorizations, licenses, permits and other approvals (together with the items set forth in clause (i) above, the "Licenses") necessary to conduct the Servicing Business and the Production Business, and is in good standing under all applicable federal, state and local laws and regulations thereunder as a mortgage lender and servicer.

                 (b) LMP (i) is qualified (A) by FHA as a mortgagee and servicer for FHA Loans, (B) by the VA as a lender and servicer for VA Loans,
(C) by FNMA and FHLMC as a servicer of first mortgages for FNMA and FHLMC and
(D) by GNMA as an authorized issuer and servicer of GNMA-guaranteed mortgage-backed securities; and (ii) has all other Licenses necessary to conduct its business as presently conducted, and is in good standing under all applicable federal, state and local laws and regulations thereunder as a mortgage lender and servicer.

                 (c) Each of the Company and LMP has complied with all such Licenses, and the Company knows of no threatened suspension, cancellation or invalidation of, or penalties (including fines or refunds) under, any such License.

                 (d) To the Company's knowledge, each broker or correspondent involved in the origination of the Mortgage Loans, and all prior servicers thereof, had all such Licenses necessary to conduct such activities at the time so conducted.

                 3.10     Mortgage Loans

                 The Company has previously delivered to Buyer a tape (magnetic media) which sets forth certain information regarding the Mortgage Loans as of July 31, 1995.

The information contained in such tape is true, complete and correct in all material respects as of July 31, 1995. As of July 31, 1995, the aggregate unpaid principal balance of the Base Portfolio Loans, the Mortgage Loans master serviced by the Company pursuant to the CALPERS Master Servicing and the Excluded Loans was $7,481,427,033, $2,141,305,483, and $214,684,118,
respectively. Except as set forth in Section 3.10 of the Company Schedule, each Mortgage Loan is (i) evidenced by a Note with such terms as are customary in the business, (ii) except as to loans described in clause (C) of the definition of Mortgage Loan, duly secured by a Mortgage with such terms as are customary in the business and which grants the holder thereof a first priority lien on the subject property (including any improvements thereon), each such Mortgage constituting a security interest that has been duly perfected and maintained (or is in the process of perfection in due course) as a first lien subject only to taxes and assessments not yet delinquent except as to non-escrowed Mortgage loans, the Servicing Rights to which are held by LMP, and to such other matters as evidenced by a lender's title insurance policy and, where applicable, subject to the interests of the Texas Veterans' Land Board, and is in full force and ef-fect, (iii) accompanied by a hazard insurance policy (and a flood insurance policy and certification where required under the terms of the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, each as amended) covering improvements on the premises subject to such Mortgage, with a loss payee clause in favor of the Company or LMP or an assignee of the Company or LMP, such insurance policy covering such risks as are customarily insured against in accordance with industry practice and which are required to be insured against pursuant to Investor requirements, and (iv) accompanied by a mortgage insurance certificate or a loan guarantee certificate, in either case, as required by applicable Regulations. Each of the Company and LMP has complied in all material respects with all of its obligations under the insurance policies described in the previous sentence.

                 3.11      Enforceability

                 All Mortgage Loans are valid and legally binding obligations of the borrowers thereunder, to the knowledge of the Company have been duly executed by a borrower of legal capacity, are enforceable in accordance with their terms (except as enforcement thereof may be limited by (i) bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding in equity or at law),
(ii) state laws requiring creditors to proceed against the collateral before pursuing the borrower, and (iii) state laws on deficiencies), and conform (or, in the case of Pipeline Loans, will conform) to all applicable Regulations. Neither the operation of any of the terms of any Mortgage Loan or Pipeline Loan, nor the exercise of any right thereunder, has rendered or will render the related Mortgage or Note unenforceable, in whole or in part, or subject it to any right of rescission, setoff, counterclaim or defense, and no such right of rescission, setoff, counterclaim or defense has been asserted with respect thereto. The Loan Documents were (or, in the case of the Pipeline Loans, will be) in compliance in all material respects with applicable Regulations and Agency, Investor and Insurer requirements upon origination of the underlying Mortgage Loan (or Pipeline Loan, as the case may be) and are (or, in the case of the Pipeline Loans, will be) complete in all material respects.

                 3.12      Title to Certain Mortgage Loans;
                           Mortgage Servicing Agreements

                 (a) Except as set forth in Section 3.12 of the Company Schedule, all Mortgage Loans held in the account of the Company or LMP (whether or not for future sale or delivery to an Investor) are owned by the Company or LMP, as the case may be, free and clear of all Encumbrances, other than those Encumbrances pursuant to the Warehouse Lines. Such Mortgage Loans have been duly recorded or submitted for recordation in due course in the appropriate filing office in the name of the Company or LMP as mortgagee. Neither the Company nor LMP has, with respect to any such Mortgage Loan, released any security therefor, except upon receipt of reasonable consideration for such release, or accepted prepayment of any such Mortgage Loan which has not been promptly applied to such Mortgage Loan.

                 (b) Except as set forth in Section 3.12(b) of the Company Schedule, all of the Mortgage Servicing Agreements and the Servicing Rights are owned by the Company or LMP, free and clear of any Encumbrances, including without limitation the right to receive servicing fees.

                 3.13      No Recourse

                 Except with respect to VA No-Bids, the FmHA Loans and as set forth in Section 3.13 of the Company Schedule, none of the Mortgage Loans are Recourse Loans.

                 3.14      Mortgage Servicing Agreements

                 The Company has previously made available to Buyer true and complete copies of all Mortgage Servicing Agreements set forth on Schedule V hereto. The Mortgage Servicing Agreements and the Regulations set forth all the terms and conditions of the Company's or LMP's rights against and obligations to the Agencies and Investors with respect to the Mortgage Loans, and there are no written or oral agreements that modify or amend any such Mortgage Servicing Agreement in any material respect. All of the Mortgage Servicing Agreements are valid and binding obligations of the Company or LMP and all of the other parties thereto, are in full force and effect, and are enforceable in accordance with their terms, except as enforcement thereof may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. Except as set forth in Section 3.14 of the Company Schedule, there is no default or breach under, or dispute regarding the material terms of, or claim of default or breach by any party under, any such Mortgage Servicing Agreement, and no event has occurred which with the passage of time or the giving of notice or both would constitute a default or breach by any party under any such Mortgage Servicing Agreement or would permit termination, modification or acceleration of any such Mortgage Servicing Agreement. Except as set forth in Section 3.14 of the Company Schedule, there is no pending or, to the knowledge of the Company, threatened cancellation of any Mortgage Servicing Agreement, and neither the Company nor LMP has received written notice to the effect that any Investor or Agency intends to terminate or is considering terminating its relationship with the Company or LMP. Except as set forth in Section 3.14 of the Company Schedule, no material sanctions or penalties have been imposed upon the Company or LMP subsequent to January 1, 1992 under any Mortgage Servicing Agreement or under any Regulation applicable to the Company or LMP.

                 3.15      Compliance with Mortgage Banking
                           Regulations

                 (a) The Company and LMP and, with respect to each Mortgage Loan and Pipeline Loan, to the knowledge of the Company, each prior servicer and originator of any such loan, has been and is (including without limitation, with respect to (i) the ownership and operation of its properties and (ii) the documentation, underwriting, origination, purchase, assumption, modification, sale, pooling and servicing, subservicing and master servicing of Mortgage Loans and Pipeline Loans by the Company and LMP and such prior servicers and originators) in compliance in all material respects with all Regulations, orders, writs, decrees, injunctions and other requirements of any court or governmental authorities applicable to any of them (including, without limitation, (x) the rules, regulations and requirements of FHA, VA, FmHA, FNMA, HUD, FHLMC and GNMA, as applicable, (y) any applicable local, state or federal law or ordinance, and any regulations or orders issued thereunder, governing or pertaining to fair housing or unlawful discrimination in residential lending (including without limitation anti-redlining, equal credit opportunity, and fair credit reporting), truth-in-lending, real estate settlement procedures, adjustable rate mortgages, adjustable rate mortgage disclosures or consumer credit (including without limitation the federal Consumer Credit Protection Act, the federal Truth-in-Lending Act and Regulation Z thereunder, the federal Real Estate Settlement Procedures

Act of 1974 and Regulation X thereunder, and the federal Equal Credit Opportunity Act and Regulation B thereunder) and (z) all applicable usury and interest limitations laws), except where the failure to so comply would not have a Material Adverse Effect. Without limiting the generality of the foregoing, the Company, LMP and to the knowledge of the Company, each prior servicer and originator of the Mortgage Loans and Pipeline Loans has been and is in compliance in all respects with all servicer and other requirements of the FHA, VA, FmHA, FNMA, FHLMC, GNMA, Investors and any Insurer (including, without limitation, any applicable net worth requirements) which are applicable to it, and all applicable underwriting standards of such Agencies, Investors or Insurers. To the knowledge of the Company, each correspondent or broker from whom the Company or one of its Subsidiaries or LMP has purchased FHA Loans, FmHA Loans or VA Loans had all FHA, FmHA and VA approvals necessary to enable it to take applications and close FHA Loans, FmHA Loans and/or VA Loans.

                 (b) The Company and LMP have each timely filed, or will have timely filed by the Closing Date, all reports required by any Agency, Investor or Insurer or by any federal, state or municipal law, regulation or ordi-nance, and where the failure to so timely file would have a Material Adverse Effect. None of the Company, LMP, or, with respect to any Mortgage Loan or Pipeline Loan and to the knowledge of the Company, any prior originator or servicer of any such loan, has done or failed to do, or has caused to be done or omitted to be done, any act, the effect of which would operate to invalidate or materially impair (i) any approvals of the FHA, VA, FmHA, FNMA, FHLMC, GNMA, HUD or any Investor, (ii) any FHA or FmHA insurance or commitment of the FHA or FmHA to insure, (iii) any VA guarantee or commitment of the VA to guarantee,
(iv) any private mortgage insurance or commitment of any private mortgage insurer to insure, (v) any title insurance policy, (vi) any hazard insurance policy, (vii) any flood insurance policy required by the National Flood Insurance Act of 1968, as amended, (viii) any fidelity bond, direct surety bond, or errors and omissions insurance policy required by HUD, GNMA, FNMA, FHA, FHLMC, FmHA, VA or private mortgage insurers, (ix) any surety or guaranty agreement or (x) any guaranty issued by GNMA to the Company or LMP respecting mortgage backed securities issued or serviced by the Company or LMP and other like guaranties.

                 (c) Except as set forth in Section 3.15 of the Company Schedule, since January 1, 1992, no Agency, Investor or Insurer has (y) claimed that the Company or LMP has violated or has not complied with the applicable underwriting standards with respect to Mortgage Loans sold by the Company or LMP to an Investor or (z) imposed restrictions on the activities (including commitment authority) of the Company or LMP. There exist no known facts or circumstances which would entitle an Investor to demand repurchase of a Mortgage Loan or a Pipeline Loan from the Company or LMP or which would entitle an Insurer to demand indemnification from the Company or LMP, to cancel (or deny with respect to any such Pipeline Loan) any mortgage insurance held for the Company's or LMP's benefit, or to reduce any mortgage insurance benefits payable to the Company or LMP, or would lead GNMA to require a letter of credit from the Company or LMP, in each case with respect to any Mortgage Loan or Pipeline Loan.

                 3.16      Custodial Accounts

                 Each of the Company and LMP has full power and authority to maintain Custodial Accounts for all of the Mortgage Loans, as required by applicable Regulations, and has established Custodial Accounts for all Escrow

Funds relating to Servicing Rights, and is the lawful fiduciary of all Custodial Accounts related to the Mortgage Loans. Such Custodial Accounts comply in all material respects with (i) all applicable Regulations (including without limitation Regulations governing the appropriate identification of such accounts and the calculation of the amount of the monthly payments for deposit into Custodial Accounts that mortgagors are required to make) and (ii) any terms of the Mortgage Loans (and Mortgage Servicing Agreements) relating thereto. The Custodial Accounts contain the amounts shown in the records of the Company or LMP, which amounts represent all monies received or advanced by the Company or LMP as required by the applicable Regulations, less amounts remitted by or on behalf of the Company or LMP pursuant to applicable Regulations, except for checks in process. Except as to payments that are past due under the terms of the applicable Loan Documents, all payments of principal and interest due and payable on the Mortgage Loans and all Custodial Account deposits for taxes, assessments, ground rents and fire or hazard insurance have been credited to the appropriate Custodial Accounts. The Custodial Accounts do not have any material funding deficiency. The escrow analysis with respect to each

Mortgage Loan has been completed for the most recent required date under applicable Regulations. Notification to the mortgagor of all payment adjustments or credits resulting from such escrow analysis, annual statements of taxes and interest paid by the mortgagor and any other statement required by all applicable Regulations has been mailed by LMP or the Company or, to the knowledge of the Company, by the applicable servicer with respect to master serviced loans. To the extent required by applicable Regulations, funds have been advanced by the Company, LMP or each servicer, as applicable, to each Custodial Account as necessary to timely make all scheduled escrow disbursements. Except as required by applicable Regulations in effect as of the date of this Agreement, neither the Company nor LMP is required to pay interest on the Custodial Accounts.

                 3.17      Inquiries

                 Section 3.17 of the Company Schedule contains a true and correct list of all of the audits and investigations of the Company or LMP by any Agency, Investor or private mortgage insurer or HUD commenced since January 1, 1992, not made in the ordinary course of business, the result of which audits and investigations claimed a material failure to comply with applicable Regulations and resulted in (i) a repurchase of Mortgage Loans or Collateral by the Company or LMP, (ii) indemnification by the Company or LMP in connection with Mortgage Loans, (iii) rescission of an insurance or guaranty contract or agreement in connection with Mortgage Loans or (iv) payment by the Company or LMP of a penalty to an Agency, HUD, an Investor or an Insurer. Except as otherwise set forth in Section 3.17 of the Company Schedule, no such audit or investigation is pending or, to the knowledge of the Company, threatened. The Company has made available to Buyer copies of all written reports and materials received or sent by the Company or LMP in connection with such audits and investigations.

                 3.18      Advances; Accounts Receivable

                 Except as set forth in Section 3.18 of the Company Schedule, there are no pooling, participation, servicing or other agreements to which the Company or LMP is a party which obligate it to make servicing advances with respect to defaulted or delinquent Mortgage Loans, other than as provided in GNMA, FNMA or FHLMC pooling and servicing agreements. The Advances and the Accounts Receivable are valid and subsisting amounts owing to the Company or LMP, are carried on the books of the Company at values determined in accordance with GAAP and are not subject to any setoffs or claims of the account debtor arising from acts or omissions of the Company or LMP nor, to the knowledge of the Company, is any Investor or Agency insolvent or otherwise unable to repay any Accounts Receivable or Advances as required by applicable Regulations. Except as set forth in Section 3.18 of the Company Schedule, neither the Company nor LMP has received any notice from an Agency, Investor, Insurer or other Person disputing or denying a claim by the Company or LMP for reimbursement in connection with any Accounts Receivable or Advances. As of July 31, 1995, the aggregate Book Value of the Accounts Receivable was $12,223,000.

                 3.19      Physical Damage

                 Except as set forth on Section 3.19 of the Company Schedule, to the knowledge of the Company there exists no physical damage to the Collateral from fire, flood, windstorm, earthquake, tornado, hurricane or any other similar casualty, which physical damage would or would reasonably be expected to cause any Mortgage Loan to become delinquent or adversely affect the value or marketability of any Mortgage Loan, Servicing Right or Collateral.

                 3.20      Pool Certification and Recertification

                 Except as set forth in Section 3.20 of the Company Schedule:
(i) each Mortgage Loan included in a Pool meets all eligibility requirements for inclusion in such Pool, in accordance with all applicable standards of eligibility for loan pooling; (ii) the Loan Documents for each Mortgage Loan contain or will contain, within the period required by applicable Regulations, all items required by applicable Regulations for the certification of Pools by the appropriate Agency or Investor and such Pools will be in compliance with all applicable Agency or Investor requirements and guidelines, within the period required by applicable Regulations; (iii) all Pools relating to the Mortgage Loans have been or will be, within the period required by applicable Regulations, certified in accordance with applicable Regulations, and the securities backed by such Pools have been issued on uniform documents, promulgated in the applicable Agency or Investor guide without any material deviations therefrom; (iv) all Pools relating to the Mortgage Loans are or will be, within the period required by applicable Regulations, eligible for recertification by the appropriate custodian; (v) the principal balance outstanding and owing on the Mortgage Loans in each Pool equals or exceeds the amount owing to the corresponding security holder of such Pool;
(vi) no Mortgage Loan has been bought out of a Pool without all required prior written approvals; and (vii) each Mortgage Loan included in a Pool satisfied the requirements of Section 3(a)(41)(A)(i) and (ii) of the Securities Exchange Act of 1934, as amended, so that interests in such Pools constitute "mortgage related securities" under Section 3(a)(41) of such Act.

                 3.21      Payment of Taxes, Insurance
                           Premiums, Other Amounts

                 The responsibilities of the Company, LMP and, to the knowledge of the Company, all prior servicers and originators of the Mortgage Loans with respect to all applicable Taxes (including tax reporting for the period prior to the Closing), special assessments, ground rents, flood insurance premiums, hazard insurance premiums and mortgage insurance premiums that are related to the Mortgage Loans have been met.

                 3.22      Tax Identification

                 All tax identifications for the individual mortgagor under a Mortgage Loan (or evidence that reasonable attempts have been made to obtain such in accordance with applicable Regulations) are contained in the Loan

Documents. All of such tax identifications are correct and complete in all material respects, and property descriptions contained in any Loan Document are legally sufficient.

                 3.23      Single Family Loans

                 Except as set forth in Section 3.23 of the Company Schedule and except for the loans described in clause (C) of the definition of Mortgage Loan, (i) all Mortgage Loans are secured by single family (i.e., one to four family) residential real property and (ii) the full principal amount of each note related to a Mortgage Loan has been advanced to the mortgagor, either by payment directly to such mortgagor, or by payment made on request or approval of the mortgagor, and there is no obligation or requirement for future advances.

                 3.24      Investor and Loan Purchase Commitments

                 Set forth in Section 3.24 of the Company Schedule is a complete and correct list of (x) each Investor Commitment (including the aggregate amount thereof) to which the Company or LMP is party as of the date of this Agreement, (y) the name of each Investor, (z) the execution, performance and expiration dates of each Investor Commitment, (xx) the types of loans covered by such Investor Commitment, (yy) with respect to Loan Purchase

Commitments, the respective aggregate principal amounts of loan applications in process, approved applications, and funded loans under each such commitment, and (zz) with respect to Investor Commitments, an identification of pair-off penalties, if any. The Company has made available to Buyer complete and correct copies of all Investor Commitments and Loan Purchase Commitments in effect on such date. Each Investor Commitment and Loan Purchase Commitment constitutes a valid and binding obligation of the Company or LMP, and, to the knowledge of the Company, all of the other parties thereto, enforceable in accordance with its terms, subject to bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding in equity or at law).

                 3.25      ARMs and Conversion Loans

                 If the Mortgage Loan documents grant the related mortgagor the right to convert the Mortgage Loan to a fixed-rate Mortgage Loan and the related mortgagor previously has exercised such right, or provide that the interest rate or installment or payment amount of the Mortgage Note may be adjusted prospectively, then: (i) all of the terms of the Mortgage Loan documents may be enforced by the holder thereof, its successors and assigns, subject to bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity (whether applied in a proceeding in equity or at law), (ii) any such adjustments will not, or did not, affect the priority of the lien of the related Mortgage or Note, and
(iii) all adjustments have been made (and the resulting interest rates and payment amounts are correct), and the respective mortgagors advised thereof, in accordance with the applicable Regulations. No mortgagor has made, or to the Company's knowledge, has threatened to make any claim or complaint that any adjustment was inappropriately made or inappropriately omitted. At or prior to the Closing Date, the Company shall make available to Buyer all loan histories available to the Company on magnetic media, and all such loan histories are complete and accurate in all material respects.

                 3.26      Taxes

                 Except as otherwise provided in this Agreement, the Company, LMS and LMP have (i) timely filed (or will have timely filed by the Closing
Date) with the appropriate taxing authorities all Tax Returns in respect of the

Assets required to be filed and such Tax Returns are true, complete and correct in all material respects and (ii) paid in full, or made adequate provision in accordance with GAAP for the payment of, all Taxes due and payable through the Closing Date. There are no liens for Taxes upon any of the Assets, except liens for Taxes not yet due or payable.

                 3.27     FHA and VA Claims.

                 All claims submitted, required to be submitted and allowed to be submitted, by the Company and LMP to the FHA or the VA, as applicable, have been properly and timely submitted to FHA or the VA.

                 3.28     Fairness Opinion.

                 The Company has received an opinion, dated the date of this Agreement, from Salomon Brothers Inc to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof the consideration to be received by the Company pursuant to this Agreement is fair to the Company from a financial point of view. Buyer acknowledges that the foregoing representation is not intended to create any responsibility of Salomon Brothers Inc to the Buyer in respect of its opinion referred to in the preceding sentence.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

                 Buyer hereby represents and warrants to the Company as follows:

                 4.1      Organization

                 Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to carry on its business as now conducted.

                 4.2      Authority; No Violation

                 (a) Buyer has full corporate power and authority to execute and deliver this Agreement and any documents, agreements or instruments to be executed and delivered by Buyer pursuant to this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and any documents, agreements or instruments to be executed and delivered by Buyer pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite corporate action in respect thereof on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement constitutes a valid and binding obligation of the Company, such agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, and the other documents, agreements and instruments to be delivered by Buyer pursuant to this Agreement will, when executed and delivered, be duly executed and delivered by Buyer and will constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms (in all cases, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity (whether applied in a proceeding in equity or at law)).

                 (b) Neither the execution and delivery by Buyer of this Agreement, or any document, agreement or instrument to be executed by Buyer pursuant to this Agreement, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the terms or provisions hereof, will (i) conflict with or result in a breach of any provision of the articles of incorporation or by-laws of Buyer or (ii) assuming the consents, permits, authorizations, approvals, filings and registrations set forth in Section 4.3 of the disclosure schedule which has previously been delivered by Buyer to the Company (the "Buyer Schedule") are obtained or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its properties or assets or (B) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any Encumbrance upon any of the properties or assets of Buyer under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer is a party, or by which its properties or assets may be bound or affected, except, in the case of clause (B) above, for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby.

                 4.3      Consents and Approvals

                 Except as set forth in Section 4.3 of the Buyer Schedule, no consents, permits, authorizations or approvals of, or filings or registrations with, any governmental or regulatory authorities, government-sponsored agencies or corporations or other Persons are necessary to be obtained or made by Buyer in connection with the execution and delivery by Buyer of this Agreement or any document, agreement or instrument to be executed by Buyer pursuant to this Agreement or the consummation by Buyer of the transactions contemplated hereby.

                 4.4      Financing

                 On or prior to the Closing Date, Buyer shall have sufficient funds to enable Buyer to consummate the transactions contemplated hereby and to pay the fees and expenses required to be paid by Buyer related thereto.

                 4.5      Mortgage Banking Licenses
                          and Qualifications

                 Buyer (i) is qualified (A) by FHA as a mortgagee and servicer for FHA Loans, (B) by the VA as a lender and servicer for VA Loans, (C) by FNMA and FHLMC as a seller/servicer of first mortgages to FNMA and FHLMC and (D) by GNMA as an authorized issuer and servicer of GNMA-guaranteed mortgage-backed securities; and (ii) has all other Licenses necessary to conduct the Servicing Business, and is in good standing under all applicable federal, state and local laws and regulations thereunder as a mortgage lender and servicer.

                 4.6      Brokers and Finders

                 Neither Buyer nor any of its officers, directors, employees, agents or Affiliates has employed any broker, finder or financial advisor or incurred any liability for any broker's or finder's fees or commissions in connection with the transactions contemplated hereby, except that Buyer has engaged, and will pay a fee or commission to, (i) Donaldson, Lufkin and Jenrette ("DLJ") in accordance with the terms of the letter agreement by and between DLJ and Buyer and (ii) UBS Securities ("UBS") in accordance with the terms of the letter agreement by and between UBS and Buyer.

                                   ARTICLE V

                                   COVENANTS

                 5.1      Conduct Prior to Closing

                 During the period from the date of this Agreement and continuing until the Closing Date, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer, the Company shall, and shall cause LMP to the extent practicable, to conduct its business relating to the Assets and the Assumed Liabilities in the ordinary course consistent with past practice. Except as may be required by the Regulations, the Company shall, and shall cause LMP, to the extent practicable, to use its best efforts to: (I) preserve its present business organization and relationships intact; (II) keep available to itself and Buyer the present services of its employees; and (III) preserve for itself and Buyer the goodwill of the customers of the Company and LMP and others with whom business relationships exist, in each case, as relates to the business related to the Assets and the Assumed Liabilities. Without limiting the generality of the foregoing, except as set forth in Section 5.1 of the Schedule or as otherwise expressly contemplated or permitted by this Agreement or consented to in writing by Buyer, the Company shall not, and shall not permit LMP, to the extent practicable, to:

                 (a) fail to pay and discharge any of its obligations, bills or other liabilities relating to the Assets or the Assumed Liabilities as they become due, except to the extent that it is disputing the amounts thereof in good faith;

                 (b) acquire, sell, transfer, lease or otherwise dispose of any of the Assets, other than in the ordinary course of business, provided, however, that nothing contained herein shall permit the Company or LMP to sell or acquire Servicing Rights (other than the acquisition of Servicing Rights in connection with the origination of mortgage loans) or to sell any Mortgage Loans on a servicing released basis (other than sales from current production in the ordinary course of the Company's business consistent with the Company's practice for the 60-day period immediately preceding the date of this Agreement);

                 (c) except as may be required by applicable Regulations and except as to the Company's business of warehousing loans for others, materially alter or vary its methods or policies of (i) underwriting, pricing, originating, warehousing, selling or servicing, or buying or selling rights to service, mortgage loans, (ii) hedging (which term includes both buying futures and forward commitments from financial institutions) its mortgage loan positions or commitments, and (iii) obtaining financing and credit;

                 (d) engage or participate in any material transaction, or incur or sustain any material obligation, with respect to the Assets or the GNMA Servicing, except in the ordinary course of business;

                 (e) amend, terminate or cancel, or take or fail to take any other action that is likely to result in an amendment, termination or cancellation of, any Contract except in the ordinary course of business and except for actions with respect to Contracts for which the Company would not be required to give notice to Buyer pursuant to Section 5.7 hereof;

                 (f) except in the ordinary course of business, take any action (i) materially impairing Buyer's rights in any Contract or Asset (including without limitation through the assignment, creation of an Encumbrance on or other disposition of, any Asset), (ii) waiving any material right, whether in equity or at law, that it has with respect to any Mortgage Loan or (iii) otherwise materially adverse to the interest of Buyer with respect to the Assets or the Assumed Liabilities;

                 (g) take any action, or fail to take any action, that is intended to result in a breach or violation of any of the representations and warranties of the Company contained in this Agreement or would cause any condition to the transactions contemplated hereby not to be satisfied, except, in every case, as may be required by law; or

                 (h) change its accounting principles or methods in effect at July 31, 1995, except as required or permitted by GAAP as concurred to by the Company's auditors or as otherwise specifically contemplated by this Agreement;

                 (i) solicit any Mortgage Loan or Pipeline Loan for participation in the Company's bi-weekly payment program except that the Company may complete any solicitations commenced prior to the date hereof; or

                 (j)      agree to do any of the foregoing.

                 5.2  Regulatory Matters

                 (a) The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities and third parties, which are necessary or advisable to consummate the transactions contemplated by this Agreement (it being understood that the Company shall be responsible for obtaining all such approvals, waivers and consents from such parties with whom the Company or LMP is in contractual privity). Buyer and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Buyer or the Company, as the case may be, and any of their respective Affiliates, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that nothing contained herein shall be deemed to provide either party with a right to review any information provided to any Governmental Entity on a confidential basis in connection with the transactions contemplated hereby.
The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. In exercising the foregoing rights and obligations, each of the parties hereto shall act reasonably and as promptly as practicable.

                 (b) Buyer and the Company shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors, officers, stockholders and other Affiliates, and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Buyer, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement.

                 (c) Buyer and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity or third party whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such approval will be materially delayed.

                 5.3      Access to Information

                 (a) During the period from the date hereof through the Closing Date, upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company and LMP shall provide to Buyer and its representatives, accountants and counsel, full and complete access to all of the properties, books, records, operating reports, audit reports, any reports of Governmental Entities and responses thereto, operating instructions and procedures (and all correspondence with Governmental Entities), Tax Returns, financial statements and other financial information and all other information relating to the Assets and the Assumed Liabilities, as Buyer may from time to time reasonably request, to make copies of such books, records and other documents and to discuss the business affairs, condition (financial and otherwise), assets and liabilities of the Company and LMP, with such third persons, including, without limitation, their directors, officers, employees, agents, accountants, attorneys, customers and creditors, as Buyer considers necessary or appropriate for the purposes of familiarizing itself with the Assets, Assumed Liabilities and the Mortgage Loans, determining compliance with any of the representations, warranties and covenants of the Company set forth herein, and obtaining any necessary orders, consents or approvals of the transactions contemplated by this Agreement. In connection with such examination and access, Buyer agrees to observe any confidentiality agreements between the Company or its Subsidiaries and third parties related to such information.

The information and access contemplated by this Section 5.3 shall be provided during normal business hours, upon reasonable written or oral notice and in such manner as will not unreasonably interfere with the conduct of the Company's or its Subsidiaries' or LMP's respective businesses. Buyer will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement dated November 22, 1994, between Buyer and Parent (the "Confidentiality Agreement").

                 (b) For purposes of Buyer's investigation pursuant to this Section 5.3, the Company shall use its reasonable efforts to cause any document custodian, service bureau, accountant, loan correspondent, third party servicer or other third party under contract to the Company, LMS or LMP to furnish to Buyer and to its authorized representatives full access to such party's premises and all of its books, records and properties, including, without limitation, all loan, investment, regulatory, financial, accounting, real estate, tax and property records and files relating to the Assets and the Assumed Liabilities, including, without limitation, all files, computer records and customer information necessary for the conversion after the Closing Date of all accounts, products and operating systems of the Company and LMP to such systems as Buyer may designate. The Company shall use its reasonable efforts to cause any document custodian, service bureau, accountant, third party servicer or other third party to provide adequate space and facilities and the cooperation of its personnel, including, without limitation, copying facilities, to the end that such examination shall be completed expeditiously, completely and accurately. The Company shall, upon request, provide Buyer and its authorized representatives, with all information relating to the Mortgage Loans, to the extent legally permissible. Any such investigation or examination pursuant to this Section 5.3, shall be at Buyer's expense.

                 (c) No investigation by Buyer made heretofore or hereafter shall affect the representations and warranties, covenants or indemnification obligations of the Company which are contained herein and each such provision shall survive such investigation.

                 5.4      Legal Conditions to Transaction

                 Subject to the terms and conditions of this Agreement, each of Buyer and the Company shall use its commercially reasonable efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such parties or their respective Affiliates with respect to the transactions contemplated by this Agreement and, subject to the conditions set forth in
Article VI hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Buyer or the Company, or any of their respective Affiliates, in connection with the transactions contemplated by this Agreement; provided, however, that Buyer shall not be required to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order or approval or exemption is likely, in the reasonable opinion of Buyer's board of directors, to result in the imposition of a Burdensome Condition (as defined below).

                 5.5      Advice of Changes

                 Prior to the Closing Date, each of Buyer and the Company shall promptly advise the other party of any change or event which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or, solely in the case of the Company, having a Material Adverse Effect. From time to time prior to the Closing Date, the parties will promptly supplement or amend the Schedules delivered to each other in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. Except for additions provided pursuant to Section 5.7, no supplement or amendment to such Schedules shall have any effect for the purpose of determining the satisfaction of the conditions set forth in Section 6.3(a) hereof, as the case may be, the accuracy of the representations or warranties of the Company set forth therein, the compliance by the Company with its covenants set forth herein or the obligation of the Company to indemnify Buyer or any other Person pursuant to
Article VII hereof.

                 5.6      Transfer Fees and Certain Other Costs

                 (a) The Company shall bear the cost of: (i) all fees required to be paid in connection with or obtaining approval for the transfer of the Assets by the

Company to Buyer, including, without limitation, any transfer fees payable to GNMA, FNMA, FHLMC, state housing Agencies, Investors and licensors, (ii) the cost of (and shall arrange for performance of) any required assignments and recordation and re-recordation of assignments and Mortgages securing Mortgage Loans as a result of transfers to the Company from prior servicers and as a result of the transfer in connection with the transactions contemplated by this Agreement, (iii) transfer fees, if any, relating to relevant tax service contracts, but no more than $10.00 per Mortgage Loan, (iv) all costs and expenses associated with recertifying all Mortgage Loans serviced for Investors, within the time required by such Investor, as a result of transfer to the Company, from prior servicers, including, but not limited to, all recording and mailing costs and the costs of curing document defects and supplying missing documents, (v) any custodial termination fees, (vi) providing notices to HUD, VA and hazard and mortgage insurance providers, (vii) the cost of preparing and recording any release instruments necessary to clear title to any Assets, (viii) all Taxes incurred in connection with the transactions contemplated by this Agreement (in connection therewith, the Company shall file (or cause to be filed) in the ordinary course all Tax Returns and other documentation with respect to such Taxes, and if required by applicable law Buyer shall join in the execution of such Tax Returns) and (ix) the cost of delivering, by insured shipping by bulk transfer or other customary industry practice, all Loan Documents and other Records to Buyer's principal place of business. Buyer and the Company shall each pay one-half of the cost of sending notices to borrowers required by the Real Estate Settlement Procedures Act, and the Company agrees to timely cooperate with Buyer in sending such notices. If the Company fails to pay any amount required by this Section 5.6 and as a result Buyer pays such amount, the Company shall be liable to the Buyer for the amount paid and such amount may be deducted from any amount payable by Buyer pursuant to Section 2.7. Buyer will work diligently and cooperate with the Company to obtain necessary approvals and the most favorable costs, rates and prices for the items referred to herein if the provider of the service is satisfactory to Buyer in the exercise of its reasonable judgment. If the Company chooses to contract with any Person to provide any of the services described in this Section 5.6(a) or in Section 5.9, Buyer shall have the right to consent to the Company's use of such Person, which consent may not be unreasonably withheld or delayed.

                 (b) Nothing contained in this Section 5.6 shall constitute a waiver by any party hereto of the right to recover damages, including recovery of costs and expenses covered by this Section 5.6, from the other party in the event of a breach by such other party of the terms and provisions of this Agreement.

                 5.7      Additional Contracts

                 From the date hereof until the Closing Date, prior to entering into any additional contract or group of related contracts in connection with any of the Assets or the Assumed Liabilities (other than a Mortgage Servicing Agreement, an Investor Commitment, a Loan Purchase Commitment or any Loan Document with respect to a Warehouse Loan or a Pipeline Loan, in each case which was entered into in the ordinary course of business), which contract or group of related contracts would call for payments of more than $250,000 in any year and would not be terminable through notice of 30 days or less without cost or penalty, the Company shall, or shall cause LMP to, notify Buyer in writing of any intent to enter into such contract and shall afford Buyer reasonable access to the documents relating thereto. Buyer shall relate to the Company or LMP, as the case may be, by 12:00 p.m. on the next business day after being so notified, its decision whether or not to accept such additional contract. The failure by Buyer to respond prior to 12:00 p.m. on such next business day shall be deemed an acceptance of such additional contract. Any additional contracts accepted or deemed accepted by Buyer under this Section 5.7, and any contract entered into by the Company or LMP subsequent to the date hereof for which the Company or LMP shall not be required to notify Buyer pursuant to the terms of this Section 5.7, shall be added to the applicable Schedule hereto and thereby become part of the Contracts to be assumed by Buyer.

                 5.8      Subservicing and Transition
                          Services Agreement

                 Prior to or simultaneously with the Closing, Buyer and the Company shall enter into the Subservicing and Transition Services Agreement substantially in the form of Exhibit 5.8 (the "Subservicing and Transition Services Agreement") and providing for the provision by the Company of the services set forth therein relating to the Mortgage Loans transferred to Buyer hereunder and the transition of the servicing of the Mortgage Loans to Buyer's operations systems.

                 5.9      Assignment of Mortgages
                          and Endorsements of Notes

                 Beginning immediately following the Closing Date, to the extent required by applicable law or the applicable Investor or Insurer, the Company shall prepare, execute and (i) record with the appropriate state or local recording offices assignments to Buyer of the Mortgages securing the Mortgage Loans, including, without limitation, blanket assignments wherever possible and permitted by the Regulations and (ii) provide Buyer with an endorsement of each of the Notes. The Company shall arrange for each assignment to be forwarded to Buyer, after recordation, in numerical order, by pool number. The Company shall cooperate with Buyer with respect to Buyer's obligation to assign Mortgages to Investors, including providing Buyer with the identity of any contractors preparing assignments of Mortgages to Buyer on behalf of the Company. For purposes of obtaining information in order to prepare assignments and endorse Notes, after the Closing, Buyer shall give the Company access to any of the Loan Documents transferred by the Company to Buyer, including access to any Loan Documents held by a custodian, and allow the Company to utilize space at the offices of Buyer (or the offices of any of its Affiliates at which the Loan Documents to which the Company requires access are located) for purposes of preparing the assignments and endorsements. The Company shall use its best efforts to, or use its best efforts to cause its contractor to, prepare and record on an expedited priority basis all assignments and any other documents necessary or appropriate to record releases or make such releases effective in connection with the foreclosure and payoff of any Mortgage Loan.

                 5.10       Final Certification and
                            Re-Certification

                 (a) Closing Date Deadline. The Company or LMP, as the case may be, shall use its best efforts to obtain the final certification or recertification, as applicable, of any Pool with respect to which the deadline for final certification or recertification is a date that occurs on or before the Closing Date. If it appears that a Pool required to be finally certified or recertified on or before the Closing Date will not be so certified or recertified, then, subject to any necessary approval of the Investor, Buyer may request that the Company repurchase any Mortgage Loan that is preventing the Pool from being finally certified or recertified in time to permit the Pool to be so certified or recertified by the Closing Date. Buyer may require, as a condition to the transfer of the Servicing Rights to a Pool that is required to be, but is not, finally certified or recertified on the Closing Date, that the Company post, or pay the cost of posting, any letter of credit or performance bond required by the applicable Investor with respect to the Pool to the extent of the proportion which its delinquent uncertified or unrecertified pools bears to all delinquent uncertified or unrecertified pools under Buyer's issuer number, and reimburse Buyer for any proportionate Losses resulting from, arising out of or relating to the Pool not being finally certified or recertified by the deadline.

                 (b) Post Closing Date Deadline. The Company or LMP, as the case may be, shall obtain such documents and shall take such steps as are necessary to enable Buyer, through the exercise of reasonable efforts after the Closing Date, to obtain by the appropriate deadline the final certification or recertification, as applicable, of any Pool with respect to which the deadline for final certification or recertification is after the Closing Date, including the recertification of Pools in connection with the transfer of Servicing Rights to Buyer hereunder. If the Company or LMP, as the case may be, does not take such actions and, as a result, Buyer cannot obtain by the appropriate deadline, through the exercise of reasonable efforts after the Closing Date, the final certification or recertification of any Pool with respect to which the deadline for final certification or recertification is after the Closing Date, then upon the request of Buyer, the Company shall (i) post, or pay the cost of posting, any letter of credit or performance bond required by the applicable Investor to the extent of the proportion which its delinquent uncertified or unrecertified pools bears to all delinquent uncertified or unrecertified pools under Buyer's issuer number, and reimburse Buyer for any proportionate Losses resulting from, arising out of or relating to the failure to obtain final certification or recertification by the deadline, and (ii) if permitted by the applicable Investor, repurchase, or pay all Losses related to Buyer's repurchase of, any Mortgage Loan that is preventing such a Pool from being finally certified or recertified.

                 (c) On and after the Closing Date, all documents necessary for the final certification or recertification of a Pool shall be delivered by the Company to Buyer. If Buyer's document custodian returns a document to Buyer for correction or missing information, Buyer shall forward the document to the Company, and the Company shall promptly correct the document or insert the appropriate information and return the document to Buyer.


                 5.11       Payment of Warehouse Lines;
                            Release of Warehouse Loans

                 On or prior to the Closing, Buyer shall take such action as is necessary to (i) pay off in full on behalf of the Company all outstanding amounts owing under the Bank Warehouse Line and the FNMA Line and (ii) pay to DLJ Mortgage on behalf of the Company all outstanding principal and accrued interest under the DLJ Line other than any such outstanding amounts advanced to fund the Warehouse For Others. The Company shall, with the cooperation of Buyer, cause all Encumbrances on the Warehouse Loans to be released upon Buyer's payments in accordance with this Section 5.11, such that, at the Closing, Buyer shall acquire title to the Warehouse Loans free and clear of any Encumbrances.

                 5.12       Employees

                 Prior to the Closing, Buyer shall offer employment to those employees of the Company set forth on Schedule VIII hereto (the "Employees"), which schedule shall be delivered on or prior to the Closing Date, effective as of the Closing Date, on such terms as Buyer, in its sole discretion, shall determine (which terms, including compensation terms, may be different from those now received from the Company). Buyer shall not be obligated to employ any Employee, but shall offer to such Employees employment, and shall hire such Employees that accept employment, effective immediately following the Closing. In the event the Acquisition is not consummated, Buyer's offer of employment to the Employees shall be deemed to be withdrawn.

                 5.13  Closing and Funding of Pipeline Loans

                 Following the Closing, Buyer shall assume and be responsible for all obligations relating to all of the Pipeline Loans, and all Pipeline Loans will be closed in Buyer's name and funded by Buyer, and all matters relating to the closing, funding, sale, delivery and servicing of the Pipeline Loans will be managed by Buyer and its officers and employees, provided, however, that nothing contained in this Section 5.13 shall be deemed to preclude or otherwise limit the right of Buyer to be indemnified for any breach of a representation or warranty by the Company in accordance with the provisions of Article VII hereof.

                 5.14  Resignations

                 On the Closing Date, the Company shall cause to be delivered to Buyer duly signed resignations, effective immediately following the Closing, of all directors of LMS.

                 5.15  Swap Agreement

                 At the Closing, Buyer shall pay to LBSF on behalf of the Company an amount in cash necessary to close out and settle the Swap Agreement in accordance with the terms thereof. The Company shall, with the cooperation of Buyer, take all such action as may be necessary such that, upon payment by Buyer of any amounts to be paid to LBSF under the Swap Agreement at the Closing, LBSF shall release the Encumbrance on the Servicing Rights and Buyer shall acquire such Servicing Rights free and clear of any Encumbrances whatsoever.

                 5.16 Non-Solicitation. From and after the date hereof, neither the Company nor any of its Affiliates shall, during the remaining term of any of the Mortgage Loans (i) take any action, by telephone, by mail or otherwise, to solicit the prepayment of the Mortgage Loans by the Mortgagors, in whole or in part, (ii) take any action intended to facilitate or encourage the correspondents of the Company or any of its Affiliates that originated the Mortgage Loans to solicit the prepayment of the Mortgage Loans by the mortgagors, in whole or in part, (iii) solicit borrowers of Mortgage Loans who are delinquent with respect to late fees or other charges by offering to forgive such delinquent obligations in exchange for a partial payment or other incentives which result in payment of less than all of such outstanding delinquent obligations, or (iv) disseminate to any third party, for compensation or otherwise, any complete or partial list of the mortgagors on the Mortgage Loans for the purpose of soliciting the prepayment of Mortgage Loans; provided, that this provision shall not prohibit the Company or any of its Affiliates from providing such lists in any judicial proceedings or in response to a request by a Government Entity, Agency or Investor.

                 5.17 Remittances. Unless otherwise agreed to by the parties or required by GNMA, the Company shall make the first payment of principal and interest due immediately following the Closing Date to holders of GNMA securities relating to the Mortgage Loans, and shall pay all related guaranty fees for the applicable month, from the payments received by the Company with respect to such Mortgage Loans pursuant to the Subservicing and Transition Services Agreement. In the event the payments so received by the Company are insufficient to pay these amounts, Buyer agrees to provide to the Company the additional funds necessary to pay these amounts by wiring immediately available funds to the Company no later than twenty-four (24) hours prior to the required remittance date.

                 5.18 Bills. All bills (including, without limitation, tax and insurance bills) pertaining to the Mortgage Loans with respect to which the earlier of the payment deadline to take advantage of a discount or the payment deadline to avoid a penalty is before, on or within thirty (30) days after the Closing Date shall be paid by the Company, and the Company shall pay such bills in accordance with the Regulations. All penalties and interest due on any Mortgage Loan resulting from the Company's failure to pay a bill in accordance with this Section 5.18 shall be borne by the Company.

                 5.19 Interest Rate Adjustments. For any Mortgage Loan that is an adjustable rate mortgage loan, or fixed rate loan that is being converted to an adjustable rate loan, in connection with which the interest rate and payment amount must be adjusted, and the mortgagor notified of the adjustments, in accordance with the Regulations before, on or within sixty (60) days after the Closing Date, the Company shall calculate the appro-priate rate and payment adjustments and notify the related mortgagor in accordance with all Regulations.

                 5.20 Forwarding of Payments and Other Items. With respect to any checks, other funds or documents in respect of any Mortgage Loan which are received by the Company or made payable to the Company and provided to the Company within ninety (90) calendar days after the Conversion Date, and which relate to any payments due under the Mortgage Loans and collectible by the servicer under the terms of the Mortgage Servicing Agreements, the Company shall, after identification, promptly endorse such checks or transfer such other funds to Buyer without recourse and send the same to Buyer via overnight mail. Any checks or other funds in respect of any Mortgage Loan which are received by the Company after such ninety (90) day period shall be endorsed without recourse by the Company to Buyer and sent by first class mail to Buyer within five (5) business days of receipt, without identification. Except as otherwise provided herein, the Company shall promptly forward by first class mail to Buyer all borrower correspondence, insurance notices, tax bills or any other correspondence or documentation related to the Mortgage Loans which are received by the Company after the Conversion Date. The Company shall have no obligation with respect to forwarding post-Conversion Date items to Buyer after one-hundred and twenty (120) calendar days following the Conversion Date. All penalties and interest due in connection with a Mortgage Loan resulting from the Company's failure to forward bills or related information to Buyer as provided above shall be borne by the Company. The Company shall cooperate with Buyer to obtain tax bills with respect to which the earlier of the payment deadline to take advantage of a discount or the payment deadline to avoid a penalty is between the thirty first (31st) and sixtieth (60th) day after the Conversion Date.

                 5.21 Assignment of Certain Contracts. The Company shall assign to Buyer, effective as of the Closing Date, fully paid, life of the loan tax service contracts issued by First American Real Estate Tax Services, Inc. related to all Mortgage Loans. The Company also shall assign to Buyer, effective as of the Closing Date, such fully paid, life of the loan flood zone certification contracts issued by a company acceptable to Buyer related to all Mortgage Loans as have been obtained by the Company by the Closing Date. The Company shall obtain, at its expense, the required consents, if any, to assign such tax service contracts (subject to the limita-tions set forth in Section 5.6(a)(iii)) and flood zone certification contracts to Buyer.

                 5.22 Custodial Fund Interest and Reporting. The Company shall pay interest on Escrow Funds accrued through the Closing Date to the extent interest with respect to Escrow Funds is required to be paid under the Regulations for the benefit of mortgagors under the Mortgage Loans. The Company shall credit such interest to the related Custodial Account before the Escrow Funds are transferred to Buyer.

                 5.23 IRS Reporting. The Company shall, at its sole cost and expense, prepare and file with the Internal Revenue Service all reports, forms, notices and filings required by the Code and rules, regulations and interpretations thereunder in connection with the Servicing Rights and Mortgage Loans with respect to events that occurred prior to the Closing Date, including without limitation, the reporting of all interest paid by the Company for the account of mortgagors under the Mortgage Loans.

                 5.24 Reconciliation of Suspense Accounts. As soon as practicable following the Closing Date, the Company shall effect a reconciliation of all funds held in suspense (both loan level and other). Buyer shall have the opportunity to review and approve the results of such reconciliation. Any disputes relating to Buyer's review and approval of the results of such reconciliation shall be subject to the dispute resolution mechanism set forth in Section 2.4. Following final approval of the suspense account reconciliation, Buyer shall promptly remit to the Company the aggregate amount of any excess funds held in such suspense accounts as set forth in the results of such reconciliation.

                 5.25 Retention Plan. As soon as practicable following the date hereof, the Company shall establish a retention incentive plan for employees of the Company set forth on Schedule IX hereto (which schedule will be delivered on or prior to the Closing Date), in amounts and at such times as shall be jointly determined by the Company and Buyer.

                 5.26       ARM Loan Review.       Buyer may, at its option and
at its sole cost and expense, conduct a review of all adjustable rate Mortgage Loans to confirm that the Company or LMP, as appropriate, (i) provided all appropriate disclosures to the mortgagors, (ii) made all appropriate adjustments in accordance with applicable Regulations, (iii) provided the mortgagor with all appropriate notices, (iv) appropriately adjusted the interest rate and payment, and (v) otherwise complied with all applicable Regulations.

                 5.27       USAA Encumbrance on Servicing Rights.

                 On or prior to the Closing Date, the Company shall take such actions as are necessary to remove the Encumbrance on the Servicing Rights securing the obligations of the Company to USAA such that, at the Closing, the Servicing Rights shall be transferred to Buyer free and clear of any Encumbrances held by USAA.

                                 ARTICLE VI

                                 CONDITIONS

                 6.1        Conditions to Each Party's
                            Obligations Under This Agreement

                 The respective obligations of each party to consummate the Acquisition shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

                 (a) All approvals of Governmental Entities (including for purposes of this clause (a), GNMA) required to be obtained in connection with the transactions contemplated by this Agreement shall have been obtained, all notices required to be filed with any Governmental Entity in connection with and prior to the consummation of the transactions contemplated by this Agreement shall have been filed, all such regulatory approvals shall be in full force and effect, and all notice periods and waiting periods required by law or regulation in respect thereof or otherwise applicable to the transactions contemplated by this Agreement shall have expired or been terminated (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

                 (b) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Acquisition or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Acquisition.

                 6.2        Additional Conditions to the
                            Obligations of the Company
                            Under This Agreement

                 The obligations of the Company to consummate the Acquisition shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions unless waived by the Company pursuant to
Section 8.3 hereof:

                 (a) The obligations of Buyer required to be performed by the Buyer at or prior to the Closing Date pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for any representation or warranty which speaks as of an earlier date), and the Company shall have received a certificate of an executive officer of Buyer to such effect, provided, however, that nothing contained in this Section 6.2(a) shall be deemed to preclude, or otherwise limit, the right of the Company to be indemnified for any breach of a representation or warranty by Buyer in accordance with the provisions of
Article VII hereof; and

                 (b) No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending; and

                 (c) None of the Requisite Regulatory Approvals shall contain a condition or requirement relating to the Company or any of the Company's Affiliates which would or would reasonably be expected to so materially adversely impact the economic or business benefits of the transaction contemplated hereby so as to render inadvisable, in the reasonable good faith judgement of the Board of Directors of the Company, the consummation of such transactions.

                 6.3        Additional Conditions to Buyer's
                            Obligations Under This Agreement

                 The obligations of Buyer to consummate the Acquisition shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions unless waived by Buyer pursuant to Section 8.3 hereof:

                 (a) (i) The obligations of the Company required to be performed on or prior to the Closing Date pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, (ii) the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for any representation or warranty which speaks as of an earlier date), provided, however, that for purposes of determining the satisfaction of the condition contained in this clause (ii), no effect shall be given to any exception in such representations and warranties relating to materiality or a "Material Adverse Effect," and provided further, however, that the condition contained in this clause (ii) shall be deemed to be satisfied even if all of such representations and warranties are not true and correct unless the failure of any of the representations or warranties to be so true and correct, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect, and provided further, however, that nothing contained in this Section 6.3(a) shall be deemed to preclude, or otherwise limit, the right of Buyer to be indemnified for any breach of a representation or warranty by the Company in accordance with the provisions of Article VII hereof, and (iii) Buyer shall have received a certificate of an executive officer of the Company in form and substance satisfactory to Buyer; and

                 (b) No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending; and

                 (c) The Company shall have received from all Investors or Insurers which are government agencies or are government-sponsored agencies or corporations, other than GNMA (including, without limitation, VA, FHA, FNMA and FHLMC), all consents required as a result of the consummation of the Acquisition, and shall have properly filed all notices with such agencies and corporations which are required as a result of the consummation of the Acquisition; and

                 (d) The consent, approval or waiver of each Person identified in Section 3.6 of the Company Schedule (other than the Governmental Entities referred to in Section 6.1(a), 6.3(c) or 6.3(i)) whose consent or approval shall be required in connection with the consummation of the Acquisition shall have been obtained in writing in a form reasonably acceptable to Buyer, except where the failure to obtain such consent, approval or waiver, individually or in the aggregate, would not have a Material Adverse Effect; and

                 (e) Buyer shall have received evidence reasonably satisfactory to it of the termination and release of all Encumbrances on the Assets except for (i) liens for Taxes not yet due and payable and (ii) the Assumed Liabilities; and

                 (f) Subsequent to July 31, 1995, no event shall have occurred or failed to occur which has caused or could reasonably be expected to cause a Material Adverse Effect; and

                 (g) None of the Requisite Regulatory Approvals shall contain any condition or requirement relating to Buyer or any of Buyer's Affiliates or the Assets and the Assumed Liabilities which would or would reasonably be expected to so materially adversely impact the economic or business benefits of the transactions contemplated hereby so as to render inadvisable, in the reasonable good faith judgment of the Board of Directors of Buyer, the consummation of such transactions; and

                 (h) The Company and Buyer shall have entered into the Subservicing and Transition Services Agreement; and

                 (i) The Company and Buyer shall have received an opinion of Davis Polk & Wardwell, or other counsel to the Company reasonably satisfactory to Buyer, in form and substance satisfactory to Buyer, to the effect that the consummation of the Acquisition in accordance with the terms and provisions of this Agreement will not (i) violate the certificate of incorporation or bylaws of the Company or any statute, law, rule, regulation or order applicable to the Company or
(ii) violate, result in a default under, constitute a breach of, or result in a right of acceleration or termination under, any agreement, contract, mortgage or indenture to which the Company is a party or by which the Company or any of the Assets may be bound; and

                 (j) Buyer shall have received evidence reasonably satisfactory to it of the termination by GNMA of the cross-default agreement between the Company and LMP.


                                  ARTICLE VII

                                INDEMNIFICATION

                 7.1        Indemnification

                 (a) From and after the Closing Date, subject to the terms and conditions of this Agreement, the Company shall indemnify and hold harmless Buyer and each of its Affiliates (without duplication) from and against any and all Losses which any of them actually suffer, incur or sustain arising out of or attributable to (whether or not arising out of third party claims) (i) any inaccuracy in or breach of any representation or warranty made by the Company in this Agreement or any of the documents, agreements or instruments executed pursuant to this Agreement, (ii) any breach or nonperformance of any covenant to be performed by the Company pursuant to this Agreement or any of the documents, agreements or instruments executed pursuant to this Agreement, (iii) the Excluded Assets or the Excluded Liabilities (whether arising before, on or after the Closing Date), (iv) the failure by the Company to obtain all of the waivers, consents, estoppels and approvals of any Governmental Entity or other third party required in order to consummate the Acquisition and the other transactions contemplated by this Agreement or to prevent any violation, conflict, default, breach, loss of rights, modification, acceleration, termination, right of termination or Encumbrance as a result of such consummation, (v) VA No-Bids, and Buydowns resulting from or made to avoid a VA No-Bid, in connection with any VA Loan,
(vi) any Non-Amortizing Loans, (vii) any of the Company's or LMP's (a) escrow practices, (b) practices with regard to the adjustment of interest rates and payment amounts on Mortgage Loans and the general administration of Mortgage Loans that provide for the adjustment of the interest rate and payment amount ("ARM practices"), and (c) practices with regard to insurance, including without limitation forced place-ment insurance, earthquake insurance and the retention and remittance of proceeds ("insurance practices"), in each case prior to the Closing Date in connection with the GNMA Servicing, (viii) the uncollectability of any of the Accounts Receivable, (ix) any Repurchases, (provided, that for purposes of this clause (ix) the term "Loss" shall include, with respect to each Mortgage Loan which is the subject of a Repurchase, an amount equal to 1.10 percent (other than Mortgage Loans funded and entered on the Company's system after July 31, 1995, for which a multiple of 1.50% shall be used) multiplied by the outstanding principal balance of such Mortgage Loan at the time of Repurchase), and (x) the commercially reasonable sale of any of the Turkey Pile Loans, provided, however, that in each case where the sale of any such loan results in a gain, the amount of such gain shall be deducted from the aggregate amount of Losses indemnifiable by the Company pursuant to Section 7.1(a) (or which would be indemnifiable but for the operation of Section 7.1(h)). For purposes of establishing whether any matter is indemnifiable pursuant to Section 7.1(a)(i) hereof, the accuracy of the representations and warranties made by the Company in this Agreement shall be determined without giving effect to the qualifications to such representa-tions and warranties concerning "knowledge," "materiality" or "Material Adverse Effect" and without giving effect to the disclosure of any exceptions to such representations and warranties on any Schedule, Exhibit or other written or oral notice (other than any exceptions set forth in Sections 3.12, 3.13 and 3.23 of the Company Schedule).

                 (b) From and after the Closing Date, subject to the terms and conditions of this Agreement, Buyer shall indemnify and hold harmless the Company and each of its Affiliates (without duplication) from and against any and all Losses which any of them actually suffer, incur or sustain arising out of or attributable to (whether or not arising out of third party claims)
(i) any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement or any of the documents, agreements or instruments executed pursuant to this Agreement, (ii) any breach or non-performance of any covenant to be performed by Buyer pursuant to this Agreement or any of the documents, agreements or instruments executed pursuant to this Agreement, and (iii) any action taken or omitted to be taken by Buyer or any of its Affiliates subsequent to the Closing and resulting from or arising in connection with Buyer's and its Affiliates' conduct of the business relating to the Assets and the Assumed Liabilities subsequent to the Closing to the extent such Losses are not otherwise indemnifiable by the Company pursuant to the terms of this Agreement.

                 (c) The indemnified party shall promptly notify the indemnifying party of the discovery by it of, or the assertion against it of, any claim or potential liability for which indemnification is provided herein or the commencement of any action or proceeding in respect of which indemnity may be sought hereunder, which notification shall state in reasonable detail the basis of such claim or potential liability, including the specific date of such claim, the third parties affected thereby, and the specific facts relating to the incident which gave rise to such claim or potential liability, provided, however, that the indemnified party shall not be foreclosed from seeking indemnification pursuant to this Article VII by any failure to provide timely notice of the existence of a third party claim to the indemnifying party except and only to the extent that the indemnifying party actually incurs an out-of-pocket expense or otherwise has been damaged or prejudiced as a result of such delay.

                 (d) With respect to a claim for indemnification arising out of or involving an assertion by a third party of liability of an indemnified party (a "Third Party Claim"), upon receipt by the indemnifying party of the notice of claim for indemnity required to be given by the indemnified party pursuant to subsection (c) hereof, the indemnifying party shall have the right at any time thereafter to assume the defense thereof and be represented, at its own expense, by legal counsel and/or accountants of its own choosing, in and with respect to any (i) settlement negotiations and (ii) action, suit or other proceeding, whether legal, administrative or arbitrative, including any appeal proceeding, in each instance with respect to the matter giving rise to said Third Party Claim. If the indemnifying party chooses to defend any such Third Party Claim, the indemnified party shall make available to the indemnifying party any personnel or any books, records or other documents within its control that are reasonably necessary or appropriate for such defense. The indemnifying party shall have the right, in its sole discretion and at its expense, to control the defense of such Third Party Claim, including without limitation, the right to designate counsel and to control all negotiations, litigation, arbitration, set-tlements, compromises and appeals of any such claim or potential claim; provided, however, that prior to entering into a final settlement or compromise with respect to such Third Party Claim, the indemnifying party shall obtain the indemnified party's consent (which consent shall not be unreasonably withheld or delayed) to such settlement or compromise if such settlement or compromise would materially and adversely affect the business, financial condition or results of operations of the indemnified party. Notwithstanding the foregoing, if an offer of settlement or compromise is received by or communicated to the indemnifying party with respect to a Third Party Claim and the indemnifying party notifies the indemnified party in writing of the indemnifying party's willingness to settle or compromise such Third Party Claim on the basis set forth in such notice and the indemnified party declines to accept such settlement or compromise, the indemnified party may continue to contest such Third Party Claim, free of any participation by the indemnifying party, at the indemnified party's sole expense. The obligation of the indemnifying party to the indemnified party with respect to such Third Party Claim shall be equal to the lesser of (i) the amount of the offer of settlement or compromise which the indemnified party declined to accept plus the costs and expenses of the indemnified party prior to the date the indemnifying party notifies the indemnified party of the indemnifying party's willingness to settle or compromise such Third Party Claim or (ii) the amount the indemnified party is obligated to pay as a result of the indemnified party's continuing to contest such Third Party Claim including costs and expenses with respect thereto; and the indemnifying party shall be entitled to recover (by set off or otherwise) from the indemnified party any additional expenses incurred by the indemnifying party as a result of the indemnified party's decision to continue to contest such Third Party Claim.

                            (e)  Notwithstanding anything to the contrary
contained herein, if the indemnifying party has not assumed control of the defense of any Third Party Claim within sixty (60) days after its receipt of a notice of claim for indemnity from the indemnified party, or if the indemnifying party has abandoned control of any Third Party Claim, the indemnified party shall have the right to assume the defense thereof, and subject to the provisions of this Article VII, the costs and expenses incurred by the indemnified party in connection therewith shall be borne by the indemnifying party. In addition, in connection with any Third Party Claim in which the indemnified party shall reasonably conclude, based upon an opinion of its counsel, that (i) there is a conflict of interest between the indemnifying party and the indemnified party in the conduct of the defense of such Third Party Claim or (ii) there are specific defenses available to the indemnified party which are different from or additional to those available to the indemnifying party and which could be materially adverse to the indemnifying party, then the indemnified party shall have the right to assume and direct the defense of such Third Party Claim. In such an event, the indemnifying party shall pay the fees and disbursements of counsel to each of the indemnifying party and the indemnified party. In all other cases, the indemnifying party and the indemnified party shall each pay the costs and disbursements of their respective counsel, and, prior to entering into a final settlement or compromise, the indemnified party shall follow the procedures required of the indemnifying party in paragraph (d) of this Section 7.1.

                            (f)  Notwithstanding anything to the contrary
contained in paragraphs (d) or (e) of this Section 7.1, in the event prompt action is required with respect to the defense of a Third Party Claim, the indem-nified party shall, subject to the terms and conditions of this Article VII, have the right to assume the defense of such Third Party Claim; provided, however, that in the event that the indemnifying party subsequently elects to assume the defense of such Third Party Claim, then the provisions set forth in paragraphs (d) and (e) of this Section 7.1 shall be applicable and the indemnifying party shall, subject to the terms and conditions of this Article VII, reimburse the indemnified party for any costs and expenses incurred by the indemnified party prior to the date the indemnifying party assumes control of such Third Party Claim.

                 (g)        The right of an indemnified party under this
Section 7.1 shall be subject to the condition that notice of any claim for indemnification under Section 7.1(a)(i) or Section 7.1(b)(i) shall have been given prior to the expiration of the survival period of the representation or warranty to which the claim relates as set forth in Section 9.1 hereof.

                 (h) No claim by Buyer for indemnification shall be made pursuant to Section 7.1(a) until the aggregate of indemnifiable claims against the Company is greater than $6,107,000 (and the indemnification obligation shall only be for amounts in excess of such amount).

In no event shall the Company's indemnity obligation under Section 7.1(a) exceed an amount equal to 15% of the Adjusted Final Purchase Price.

                 (i) Buyer shall use reasonable efforts at all times to minimize the claims and losses for which the Company may be liable under this Agreement. Without limiting the foregoing, in carrying out its duty to mitigate claims and losses for which the Company may be liable, Buyer shall use prudent mortgage banking practices and, in any case, not less than that degree of care that Buyer exercises with respect to the conduct of its existing mortgage banking business.

                                  ARTICLE VIII

                       TERMINATION, WAIVER AND AMENDMENT

                 8.1        Termination

                 This Agreement may be terminated on or at any time prior to the Closing Date:

                 (a)        by the mutual written consent of the parties hereto;

                 (b) by either Buyer or the Company upon written notice to the other party (i) ten (10) days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or with-drawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 10-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this clause (i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement;

                 (c) by either Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within ten (10) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing, and which breach, individually or together with all other such breaches, would have a Material Adverse Effect, in the case of breaches by the Company, or a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby, in the case of breaches by Buyer;

                 (d) by either Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within ten (10) days following receipt by the breaching party of written notice of such breach from the other party hereto; or

                 (e) by Buyer or the Company, if the Closing Date shall not have occurred on or prior to October 31, 1995, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements as set forth in this Agreement required to be performed or observed by such party on or before the Closing Date.

                 8.2        Effect of Termination

                 In the event of a termination of this Agreement pursuant to
Section 8.1 hereof, this Agreement shall become void and have no effect, except that the provisions relating to confidentiality and expenses set forth in Sections 5.3 and 9.2 hereof, respectively, and this Section 8.2, shall survive any such termination, provided, however, that except as provided in this
Section 8.2, no such termination shall relieve any party from liability for any willful breach of this Agreement.

                 8.3  Amendment, Extension and Waiver

                 Subject to applicable law, the parties hereto may (i) amend this Agreement, (ii) extend the time for the performance of any of the obligations or other acts of any other party hereto, (iii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iv) waive compliance with any of the agreements or conditions contained in Articles V and VI hereof. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX

                                 MISCELLANEOUS

                 9.1        Survival; Buyer's Rights
                            Following Closing

                 (a) The representations and warranties set forth in Articles III and IV hereof, other than those contained in Section 3.6 hereof, shall survive for a period of one year following the Closing Date, and the representations and warranties contained in Section 3.6 hereof shall survive the Closing Date indefinitely.

                 (b) The covenants and agreements set forth in this Agreement shall not survive the Closing, except for those covenants and agreements which by their terms apply in whole or in part after such date.

                 9.2        Expenses

                 Except as otherwise specified in this Agreement, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, provided, however, that nothing contained in this Section 9.2 shall limit a party's rights to recover damages for willful breach of this Agreement as specified in, and subject to the provisions of, Section 8.2 hereof.

                 9.3        Entire Agreement

                 This Agreement, together with the documents, schedules and other writings referred to herein or delivered pursuant hereto, and the Confidentiality Agreement contain the entire agreement and understanding of the parties with respect to the subject matter contained herein or therein. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral, with respect to its subject matter (other than the Confidentiality Agreement).

                 9.4        Parties in Interest

                 The Agreement shall be binding upon and shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any other Person any rights, remedies, obligations or liabilities of any nature whatsoever under or by reason of this Agreement.

                 9.5        Assignment

                 No party hereto may assign any of its rights or obligations hereunder to any other Person, without the prior written consent of the other party.

                 9.6        Notices

                 All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by prepaid registered or certified mail (return receipt requested), or by overnight courier, cable, telegram or telex addressed as follows:

                 (a)        If to the Company, to:

                            Lomas Mortgage USA, Inc.
                            1600 Viceroy Drive
                            Dallas, Texas  75235

                            Attention:     General Counsel
                                           (214) 879-7075 (facsimile)

                            Copies to:

                            Davis Polk & Wardwell
                            450 Lexington Avenue
                            New York, New York  10017
                            Attention:     Robert J. Levine, Esq.
                                           (212) 450-5571 (facsimile)

                 and

                            Jaffe, Raitt, Hever & Weiss
                            Suite 2400
                            One Woodward Avenue
                            Detroit, Michigan 48226
                            Attention:     Mark K. Rabidoux, Esq.
                                           (313) 961-8358 (facsimile)

                 (b)        If to Buyer, to:

                            First Nationwide Bank,
                              A Federal Savings Bank
                            200 Crescent Court, Suite 1350
                            Dallas, Texas  75201
                            Attention:     Christie S. Flanagan, Esq.
                                           (214) 871-5199 (facsimile)

                            Copies to:

                            Skadden, Arps, Slate, Meagher & Flom
                            919 Third Avenue
                            New York, New York  10022
                            Attention:     J. Gregory Milmoe, Esq.
                                           (212) 735-2000 (facsimile)
                 and
                            Weiner, Brodsky, Sidman & Kider
                            1350 New York Avenue, N.W.
                            Suite 800
                            Washington, D.C.  20005
                            Attention:     Harvey E. Weiner, Esq.
                                           (202) 628-2011 (facsimile)


                 9.7        Captions

                 The table of contents and captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

                 9.8        Counterparts

                 This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one Agreement.

                 9.9        Governing Law

                 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

                 IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the day and year first above written.

                                      FIRST NATIONWIDE MORTGAGE
                                       CORPORATION


                                      By:  /s/ Richard E. Morrison
                                           -------------------------------------
                                           Name:    Richard E. Morrison
                                           Title:   Senior Vice President



                                      LOMAS MORTGAGE USA, INC.


                                      By:  /s/ Eric D. Booth
                                           -------------------------------------
                                           Name:    Eric D. Booth
                                           Title:   Chief Executive Officer

The Schedules and Exhibits to the Asset Purchase Agreement dated as of September 5, 1995 by and between First Nationwide Mortgage Corporation, as Buyer, and Lomas Mortgage USA, Inc., as the Company (the "Asset Purchase Agreement"), have not been filed herewith pursuant to Item 601(b)(2) of Regulation S-K. Pursuant to this Regulation, set forth below is a list briefly identifying the contents of all omitted Schedules and Exhibits to the Asset Purchase Agreement. In addition, pursuant to such Regulation, the registrant hereby agrees to furnish supplementally a copy of any such omitted Schedules and Exhibits to the Securities and Exchange Commission upon request.

                                COMPANY SCHEDULE

Company Schedule - Section 3.2(b)          No Violation
Company Schedule - Section 3.3             Consents and Approvals
Company Schedule - Section 3.5             Contracts
Company Schedule - Section 3.6             Title to Assets
Company Schedule - Section 3.8             Legal Proceedings
Company Schedule - Section 3.10            Mortgage Loans
Company Schedule - Section 3.12            Title to Certain Mortgage Loans;
                                           Mortgage Servicing Agreements
Company Schedule - Section 3.13            Recourse Loans
Company Schedule - Section 3.14            Breaches, Cancellations, Penalties
                                           under Servicing Agreements,
                                           Regulations
Company Schedule - Section 3.15            Compliance with Mortgage Banking
                                           Regulations
Company Schedule - Section 3.17            Audits, Investigations, Complaints
                                           by Agencies, Investors, Insurers
Company Schedule - Section 3.18            Advance Requirements Subserviced
                                           Loans for GNMA Only
Company Schedule - Section 3.19            Loans with Physical Damage to
                                           Property
Company Schedule - Section 3.20            Report of Outstanding Pools
Company Schedule - Section 3.23            Multi-Family Loans
Company Schedule - Section 3.24            Investor and Loan Purchase
                                           Commitments
Company Schedule - Section 5.1             Conduct Prior to Closing

                                 BUYER SCHEDULE

Buyer Schedule - Section 4.2(b)            No Violation
Buyer Schedule - Section 4.3               Consents and Approval

                                   SCHEDULES

Schedule I            Accounts Receivable
Schedule II           Assumed Contracts - Mortgage Servicing Agreements
Schedule III          Production Business Assets
Schedule IV           Investor Commitments

Schedule V            Mortgage Servicing Agreements
Schedule VI           Loan Purchase Commitments
Schedule VII          Assumed Liabilities - Accounts Payable and Accrued
                      Expenses
Schedule X            Investments and Other Assets

                                    EXHIBITS

Exhibit 2.2           Purchase Price
Exhibit 2.3(b)        Bill of Sale
Exhibit 2.3(c)        Instrument of Assumption
Exhibit 2.5 Adjustment for Change in Net Gain or Loss on Rate-Locked Pipeline Loans and Investor Commitments
Exhibit 5.8           Subservicing and Transition Services Agreement